Exhibit 10.1

OFFICE LEASE

BAY CENTER OFFICES

Emeryville, California

BAY CENTER INVESTOR LLC,

as

LANDLORD,

and

AGENUS INC.,

as

TENANT

i

OFFICE LEASE

Bay Center Offices

Emeryville, California

BASIC LEASE INFORMATION

Lease Date:	November 25, 2020 (for reference purposes only)

Landlord:	BAY CENTER INVESTOR LLC, a Delaware limited liability company

Tenant:	AGENUS INC., a Delaware corporation

Premises:	The entirety of the Building located at 6455 Christie Avenue, Emeryville, California, as shown on the Floor Plans attached to this Lease as Exhibit A, containing approximately 83,620 rentable square feet (the “Rentable Area”), and the Equipment Area

Term:	Fifteen (15) years

Commencement Date:	The earlier to occur of: (i) the date Tenant commences operations in all or any part of the Premises, (ii) the date Tenant substantially completes the Improvements, or (iii) January 1, 2022

Expiration Date:	The last day of the one hundred eightieth (180th) full calendar month following the Commencement Date

Base Rent:

Period of Term (Months refer to full calendar months following the Commencement Date	Monthly Installment of Base Rent		Annual Rental Rate per Rentable Square Foot
Commencement Date through Month 12	$439,005.00	*	$63.00
Lease Year 2	$452,175.15		$64.89
Lease Year 3	$465,740.40		$66.84
Lease Year 4	$479,712.62		$68.84
Lease Year 5	$494,104.00		$70.91
Lease Year 6	$508,927.11		$73.03

Lease Year 7	$524,194.93	$75.23
Lease Year 8	$539,920.78	$77.48
Lease Year 9	$556,118.40	$79.81
Lease Year 10	$572,801.95	$82.20
Lease Year 11	$589,986.01	$84.67
Lease Year 12	$607,685.59	$87.21
Lease Year 13	$625,916.16	$89.82
Lease Year 14	$644,693.64	$92.52
Lease Year 15	$664,034.45	$95.29

*

Tenant shall not be obligated to pay monthly Base Rent for the first six (6) months of the Term (“Abated Base Rent”). If, at any time Tenant is in default of any term, condition or provision of this Lease beyond applicable notice and grace periods, and Landlord terminates the Lease based on such default, Tenant shall, within thirty (30) days of demand, reimburse to Landlord the unamortized portion of the Abated Base Rent (amortized over the initial Term on a straight-line basis).

Tenant’s

Percentage Share:	100% (for the Building); 25.51% (for the Project)

Permitted Use:	General office, biotechnology, R&D, laboratory, light manufacturing, cGMP pharmaceutical manufacturing, fill and finishing, shipping & receiving, food service for employees, and related administrative uses.

Security Deposit:	$0.00

Letter of Credit Amount:	$2,634,030.00

Parking/Number of Minimum Spaces:	Three parking stalls per 1,000 square feet of the Premises, which parking shall be on an unassigned basis as described in Article 30 of the Lease; provided, however, six of Tenant’s parking spaces shall be for Tenant’s exclusive use and designated as “Agenus Visitor Parking”, in the area shown on Exhibit A-1.

Tenant’s Address:	[REDACTED]

With a copy to:

[REDACTED]

Landlord’s Address:	[REDACTED]

Rent Payment Address:	[REDACTED]

Brokers:	Tenant’s Broker:	Cushman & Wakefield of California, Inc.
	Landlord’s Broker:	Kidder Matthews and Newmark Knight Frank

Exhibits and Riders:
Exhibit A:	Site Plan of Building and Equipment Area
Exhibit A-1:	Reserved Visitor Parking
Exhibit A-2:	Annex and Equipment Yard expansion areas
Exhibit B:	Description of the Land
Exhibit C:	Work Letter
Exhibit D:	Confirmation of Term
Exhibit E:	Information Regarding Hazardous Materials
Exhibit F:	Rules and Regulations of the Project
Exhibit G:	Form of SNDA
Exhibit H:	Tenant’s Initial Hazardous Materials Disclosure Certificate

Rider 1:	Letter of Credit Rider
Rider 2:	Right of First Offer
Rider 3:	Rooftop Space Rider

OFFICE LEASE

THIS LEASE is made and entered into by and between Landlord and Tenant as of the Lease Date. Landlord and Tenant hereby agree as follows:

1. Definitions.

1.1 Terms Defined. The following terms have the meanings set forth below. Certain other terms have the meanings set forth in the Basic Lease Information or elsewhere in this Lease.

“Alterations”: Alterations, additions or other improvements to the Premises made by or on behalf of Tenant (but not including the alterations, additions or other improvements, if any, made by or on behalf of Tenant during the initial improvement of the Premises pursuant to and governed by the provisions of the Work Letter attached hereto as Exhibit C).

“Base Building”: The envelope of the Building (including all elements of the Building that make it watertight, such as the foundation, roof, exterior walls, exterior doors, and exterior windows (collectively, the “building envelope”)), the structural portions of the Building, elevators, and exit stairwells and the Building Systems installed prior to the Lease Date and located in the internal core of the Building.

“Building”: The office building consisting of a three story office tower located on the Land, and commonly known as 6455 Christie Avenue, Emeryville, California.

“Environmental Laws”: All Requirements relating to the environment, health and safety, or the use, generation, handling, emission, release, discharge, storage or disposal of Hazardous Materials.

“Escalation Rent”: Tenant’s Percentage Share of the Operating Expenses and Real Estate Taxes, allocable to each calendar year, or part thereof. If the Building or the Project is less than one hundred percent (100%) occupied during any part of any year, Landlord shall make an appropriate adjustment of the variable components of Operating Expenses and Real Estate Taxes for that year, as reasonably determined by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses and Real Estate Taxes that would have been incurred during such year if the Building (or the Project, as the case may be) had been one hundred percent (100%) occupied during the entire year (and, if applicable, if the tenant improvements in the Building had been fully constructed and the Land, the Building, the Project, and all tenant improvements in the Building and the Project had been fully assessed for Real Estate Tax purposes); provided that such adjusted amount shall not exceed the actual Operating Expenses and Real Estate Taxes that Landlord reasonably expects to incur during such part of any year. Such adjusted amount shall be deemed to be the amount of Operating Expenses and Real Estate Taxes for that year. For purposes hereof, “variable components” include only those component expenses that are affected by variations in occupancy levels. In no event shall Landlord collect more than one hundred percent (100%) of the Operating Expenses and Real Estate Taxes for the Building and the Project. Landlord shall not make a profit on collecting Escalation Rent.

“Hazardous Materials”: Petroleum, asbestos, polychlorinated biphenyls, radioactive materials, radon gas, mold, or any chemical, material or substance now or hereafter defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “pollutants,” “contaminants,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substances,” or words of similar import, under any Environmental Laws.

“Impositions”: Taxes, assessments, charges, excises and levies, business taxes, licenses, permits, inspection and other authorization fees, transit development fees, assessments or charges for housing funds, service payments in lieu of taxes and any other fees or charges of any kind at any time levied, assessed, charged or imposed by any federal, state or local entity, (i) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises, or the cost or value of any alterations, additions or other improvements to the Premises made by or on behalf of Tenant during the initial improvement of the Premises pursuant to and governed by the Work Letter and any subsequent Alterations; (ii) upon, or measured by, any Rent payable hereunder, including any gross receipts tax; (iii) upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) upon this Lease transaction, or any document to which Tenant is a party creating or transferring any interest or estate in the Premises; or (v) to the extent not included in Operating Expenses, an equitable prorata share of costs, fees and other expenses incurred in connection with providing transportation services as provided by the Owner Participation Agreement, as amended, affecting the Project. Impositions do not include Real Estate Taxes, franchise, transfer, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Imposition.

“Land”: The parcel of land described on Exhibit B attached to this Lease.

“Lease Year”: Each consecutive twelve (12) month period during the Term of this Lease, provided that the last Lease Year shall end on the Expiration Date.

“Major Alterations”: Alterations which in Landlord’s reasonable discretion (i) will affect the structural portions of the Building, (ii) will affect or interfere with the Building roof, walls, elevators, heating, ventilating, air conditioning, electrical, plumbing, telecommunications, security, life-safety or other Building systems (collectively, the “Building Systems”), (iii) will be visible from outside the Premises, (iv) utilize materials or equipment in office areas, common areas and/or restrooms within the Premises which are inconsistent with Landlord’s standard building materials and equipment for the Building, or (v) require any permits or roof penetrations.

“Minor Alterations”: Alterations (i) that are not Major Alterations, (ii) that do not require work to be performed outside the Premises in order to comply with Requirements, and (iii) the cost of which does not exceed One Hundred Thousand Dollars ($100,000.00) in any one instance.

“Operating Expenses”: All costs of management, ownership, operation, maintenance, repair and replacement of the Project, including, but not limited to, the following:

(i) salaries, wages, benefits and other payroll expenses of employees engaged in the operation , maintenance or repair of the Project; (ii) property management fees and expenses; (iii) rent and expenses for Landlord’s and any property manager’s offices in the Project; (iv) electricity, natural gas, water, waste disposal, sewer, heating, lighting, air conditioning and ventilating and other utilities; (v) janitorial, maintenance, security, life safety and other services, such as alarm service, window cleaning and elevator maintenance and uniforms for personnel providing services; (vi) repair and replacement, resurfacing or repaving of paved areas, sidewalks, curbs and gutters (except that any such work which constitutes a capital improvement shall be included in Operating Expenses only in the manner provided in clause (xv) below); (vii) landscaping, ground keeping, management, operation, and maintenance and repair of all public, private and park areas adjacent to the Building; (viii) reasonably quantities of materials, supplies, tools and rental equipment; (ix) license, permit and inspection fees and costs; (x) insurance premiums and costs (including an imputed insurance premium if Landlord self-insures, or a proportionate share if Landlord insures under a “blanket” policy), and the commercially reasonable deductible portion of any insured loss under Landlord’s insurance; (xi) sales, use and excise taxes; (xii) legal, accounting and other professional services for the Project, including costs, fees and expenses of contesting the validity or applicability of any Requirement relating to the Building; (xiii) all assessments and other amounts payable to EmeryBay Commercial Association and any similar entity in connection with the use of the Covered Parking Area; (xiv) rental costs of leased fixtures and equipment; (xv) the cost of any capital improvements to the Building or to the Project made at any time that are intended in Landlord’s judgment as cost-saving or labor-saving devices, or to reduce or eliminate other Operating Expenses or to effect other economies in the operation, maintenance, or management of the Building or the Project, or that are necessary or appropriate in Landlord’s judgment for the health and safety of occupants of the Building or the Project, or that are required under any Requirements which were not applicable to the Building or the Project as of the Lease Date, all amortized over the useful life of such item as reasonably determined by Landlord using sound accounting principles consistently applied (together with interest on the unamortized balance at 8% per annum, or, if applicable, the rate paid by Landlord on funds borrowed for the purpose of constructing or installing such capital improvements); (xvi) all costs and expenses incurred in connection with monitoring the level of methane gas at or about the Project; (xvii) costs, fees and other expenses incurred in connection with providing transportation services as required by applicable governmental authorities. Notwithstanding the forgoing, Operating Expenses shall not include: (A) Real Estate Taxes (which are separately defined below); (B) legal fees, brokers’ commissions or other costs incurred in the negotiation, termination, or extension of leases or in proceedings involving a specific tenant; (C) depreciation; (D) interest, amortization or other payments on loans to Landlord except as a component of amortization as set forth in clause (xv) above; (E) ground rental payments, (F) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project, (G) advertising and marketing expenses, (H) costs to the extent Landlord has been reimbursed for the same by insurance proceeds, condemnation awards, third party warranties or other third parties (other than Tenant’s reimbursement of Operating Expenses), (I) Landlord’s general corporate overhead, (J) costs directly incurred in connection with a sale, financing, refinancing or transfer of all or any portion of the Project, (K) any bad debt loss, rent loss, or reserves of any kind (other than reserves for current year anticipated expenses), (L) costs incurred in connection with any disputes between Landlord and its employees or independent contractors, or between Landlord and Project management, (M) property management fees, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent Tenant’s Proportionate Share of which exceeds three percent (3%) of aggregate gross Rent, (N) costs for repairs to correct defects in the original construction of the Project, (O) costs for capital expenditures other than capital repairs and replacements amortized in accordance with clause (xv) above, (P) costs associated with the investigation and/or remediation of Hazardous Materials (hereafter defined) present in, on or about the Project, unless such costs and expenses are the responsibility of Tenant as provided in this Lease, in which event all such costs and expenses shall be paid solely by Tenant in accordance with the provisions of the Lease; (Q) costs directly necessitated by or directly resulting from the gross negligence or willful misconduct of Landlord, its agents, employees or contractors; (R) costs of all items and services which Landlord provides selectively to one or more tenants or occupants of the Project (but not to Tenant), (S) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project, (T) subject to Section 7.3, costs incurred in bringing the Project into compliance with laws in effect as of the Commencement Date and as interpreted by applicable governmental authorities as of such date (other than compliance costs triggered by the Tenant Improvements or Alterations), (U) costs to repair or rebuild after condemnation and/or casualty loss (excluding commercially reasonable deductibles under insurance policies carried by Landlord), (V) new structures voluntarily added to the Project in Landlord’s arbitrary discretion, (W) costs expressly excluded from Operating Expenses as set forth elsewhere in this Lease, (X) any costs of management, ownership, operation, maintenance, repair and replacement of the Other Buildings unless such costs are for solely for the benefit of all tenants of the Project in common, and (Y) any license fees or rent in respect of the Covered Parking Area or any other costs or charges for Tenant to park in the Covered Parking Area, or any other third party parking facility, other than Landlord’s contribution to the operation, maintenance and repair of the Covered Parking Area. Subject to the provisions of this definition, the determination of Operating Expenses shall otherwise be made by Landlord in accordance with sound accounting and management principles consistently applied. The term “Operating Expenses” shall only include the following (without duplication): (i) 100% of Operating Expenses, as defined above, paid or incurred with respect to the Building (and no Other Buildings); and (ii) 25.51% of Operating Expenses that pertain to the Common Areas of the Project in general (including parking areas).

“Other Buildings”: The two other office buildings located on the Land and any additional buildings that may be built in the future by or on behalf of Landlord.

“Project”: The Land, the Building, the Other Buildings, the surface parking lot behind the Building and the Other Buildings, landscaping, paved walkways, driveways and all other improvements at any time located on the Land, and all appurtenances related thereto, and the ground floor of the enclosed parking facility adjacent to the Land as well as the ground floor surface parking area adjacent to the Land that is available for parking for tenants of the Project (collectively, the “Covered Parking Area”) and all ground level common area associated with the Covered Parking Area, together with ingress thereto and egress therefrom. The Project is sometimes referred to as “Bay Center” or “Bay Center Offices”.

“Real Estate Taxes”: All taxes, assessments and charges now or hereafter levied or assessed upon, or with respect to, the Building, the Project or any portion thereof, or any personal property of Landlord used in the operation thereof or located therein, or Landlord’s interest in the Building, the Project or such personal property, by any federal, state or local entity, including: (i) all real property taxes and general and special assessments; (ii) charges, fees or assessments for transit, housing, day care, open space, art, police, fire or other governmental services or benefits to the Building or the Project; (iii) service payments in lieu of taxes; (iv) any tax, fee or excise on the use or occupancy of any part of the Building or the Project, or on rent for space in the Building or the Project; (v) any other tax, fee or excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes; and (vi) reasonable fees and expenses, including those of consultants or attorneys, incurred in connection with proceedings to contest, determine or reduce Real Estate Taxes. Real Estate Taxes do not include: (A) franchise, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Real Estate Tax; (B) Impositions and all similar amounts payable by tenants of the Building or the Project under their leases; (C) penalties, fines, interest or charges due for late payment of Real Estate Taxes by Landlord; and (D) supplemental assessments for tenant improvements in Other Buildings. If any Real Estate Taxes are payable, or may at the option of the taxpayer be paid, in installments, such Real Estate Taxes shall, together with any interest that would otherwise be payable with such installment, be deemed to have been paid in installments, amortized over the maximum time period allowed by applicable law.

“Rent”: Base Rent, Escalation Rent and all other additional charges and amounts payable by Tenant in accordance with this Lease.

“Requirements”: All laws, including Environmental Laws, ordinances, rules, regulations, orders, decrees, permits, and requirements of courts and governmental authorities now or hereafter in effect, including the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.) and Title 24 of the California Code of Regulations and all regulations and guidelines promulgated thereunder; the provisions of any insurance policy carried by Landlord on any portion of the Project, or any property therein; the requirements of any independent board of fire underwriters; any directive or certificate of occupancy issued pursuant to any law by any public officer or officers applicable to the Building; the provisions of all recorded documents affecting any portion of the Building, as any such document may be amended from time to time; and all life safety programs, procedures and rules from time to time or at any time implemented or promulgated by Landlord.

“Tenant Parties”: Tenant, any subtenant or assignee, and their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members.

“Tenant’s Percentage Share”: The percentage figure specified in the Basic Lease Information. Landlord and Tenant acknowledge that Tenant’s Percentage Share has been obtained by dividing the Rentable Area of the Premises, as specified in the Basic Lease Information by the total Rentable Area of the Building, and multiplying such quotient by one hundred (100).

“Term”: The period from the Commencement Date to the Expiration Date.

1.2 Basic Lease Information. The Basic Lease Information is incorporated into and made a part of the Lease. Each reference in the Lease to any Basic Lease Information shall mean the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and the Lease, the Lease shall control.

1.3 Certain Defined Terms. The parties acknowledge that the Rentable Area of the Premises and the Building have been finally determined by the parties as part of this Lease for all purposes, including without limitation, the calculation of Tenant’s Percentage Share and will not, except as otherwise provided in this Lease, be changed.

2. Tenant’s and Landlord’s Rights. Landlord hereby leases the Premises to Tenant pursuant to the terms of this Lease. Tenant shall have access to the Premises and Common Areas on a 24-hour/7-days per week basis. The Premises includes the corridors and hallways, stairwells, elevators, restrooms and other areas located within the Building. The common areas include the non-exclusive use of the external areas located on the Project (excluding any part of the Premises), that are designated by Landlord from time to time as common areas for the Building or Project (the “Common Areas”); provided, however, that (i) the manner in which such public and Common Areas are maintained and operated shall be at the sole discretion of Landlord, and (ii) Tenant’s use thereof shall be subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now or hereafter recorded against the Project, and (B) such reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time that do not materially increase Tenant’s obligations under the Lease, materially decrease Tenant’s rights under the Lease, or materially impair Tenant’s ability to utilize the Premises for the operation of Tenant’s business as currently conducted or intended to be conducted. Landlord reserves the right from time to time to use any of the Common Areas, or roof, risers and conduits of the Building for telecommunications and/or any other purposes (so long as such does not materially increase Tenant’s obligations under the Lease, materially decrease Tenant’s rights under the Lease, or materially impair Tenant’s ability to utilize the Premises for a first class cGMP antibody manufacturing facility), and to do any of the following: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Project or any portion or elements thereof, including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and common areas, and (y) expanding or decreasing the size of the Project and any Common Areas and other elements thereof, including adding, deleting and/or excluding buildings thereon and therefrom; (2) close temporarily any of the Common Areas while engaged in making repairs, improvements or alterations to the Project; (3) retain and/or form a common area association or associations under covenants, conditions and restrictions to own, manage, operate, maintain, repair and/or replace all or any portion of the landscaping, driveways, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and/or other Common Areas located outside of the Building and, subject to Section 5 below, include the Common Area assessments, fees and taxes charged by the association(s) and the cost of maintaining, managing, administering and operating the association(s), in Operating Expenses or Tax Expenses; and (4) perform such other acts and make such other changes with respect to the Project as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. In connection with the exercise of any rights set forth in this Section 2 by Landlord, Landlord shall use commercially reasonable efforts to minimize any material adverse interference with Tenant’s business at the Premises, and any unreasonable interference with Tenant’s access to the Premises, as a result thereof. Prior to knowingly causing any material interference with Tenant’s business at the Premises or Tenant’s access thereto, Landlord shall meet and confer with Tenant, and each shall promptly and in good faith, develop a mutually agreed upon plan to ameliorate any such interference, Tenant’s agreement to such plan not to be unreasonably withheld.

3. Term; Condition and Acceptance of Premises.

3.1 Initial Term and Acceptance of Premises.

3.1.1 Initial Term. Except as hereinafter provided, and unless sooner terminated or extended pursuant to the provisions of this Lease, the Term of this Lease shall commence on the Commencement Date and end on the Expiration Date.

3.1.2 Condition of Premises. Except as provided in this Lease (including this Section 3.1.2) and except as described in Exhibit C attached hereto and incorporated herein by reference (the “Work Letter”), Tenant agrees to accept the Premises in their “as-is” condition, without any representations or warranties by Landlord, and with no obligation of Landlord to make any alterations or improvements to the Premises or to provide any tenant improvement allowance. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the suitability of the Premises or the Building for the conduct of Tenant’s business. Promptly following determination of the Commencement Date, Landlord and Tenant shall execute a Confirmation of Term in the form as set forth in Exhibit D attached to this Lease. Landlord represents and warrants that Landlord is the fee owner of the Building and has the full right and authority to enter into this Lease without the necessary consent of any other person or entity that has not already been obtained; that the terms of this Lease do not violate any easements, restrictions or other encumbrances recorded against the Building or Project, in any material manner which would materially impair Tenant’s ability to utilize the Premises for a first class cGMP antibody manufacturing facility; and that Landlord has not received written notice of any action, suit or proceeding pending, or threatened against Landlord or affecting Landlord’s ownership of the Building or Project or enforceability of this Lease.

3.1.3 Early Entry. Landlord shall permit Tenant to access and enter the Premises on the date that the Lease is mutually executed and delivered (the “Early Entry Date”), solely for purposes of Tenant’s planning for and performing the build out and installation of the Improvements and installing Tenant’s furniture, fixtures and equipment in the Premises. For the avoidance of doubt, Tenant’s access and use of the Premises pursuant to this Section 3.1.3 (and solely for the purposes permitted in this Section 3.1.3) shall not be deemed to be Tenant’s commencement of operations within all or any part of the Premises. In no event may Tenant conduct its business or operations from the Premises until after the Commencement Date. Such limited purpose entry and use of the Premises by Tenant shall be at Tenant’s sole risk and shall also be subject to all of the provisions of this Lease including, but not limited to, the requirement to obtain the insurance required pursuant to this Lease and to deliver insurance certificates as required herein. Notwithstanding the immediately preceding sentence, Tenant shall not be required to pay Rent prior to the Commencement Date.

3.2 Option to Extend.

3.2.1 Exercise of Option to Extend Term. If (i) Tenant has not been in default of this Lease (beyond the expiration of applicable notice and cure periods) more than two (2) times during the Lease Term and (ii) Tenant has not received a written notice of a monetary or other material default during the period beginning on the date that Tenant exercises its Extension Option and continuing until the day which precedes the commencement of the Extended Term, Tenant shall have two (2) options (as to each, an “Extension Option”) to extend the Lease Term for an additional period of ten (10) years each (as to each, an “Extended Term”). To exercise an Extension Option with respect to an Extended Term, Tenant shall give notice to Landlord not more than fifteen (15) months and not less than twelve (12) months prior to the expiration of the initial Lease Term or the then expiring Extended Term, as applicable, (“Election Notice”).

3.2.2 Fair Market Rent. If Tenant properly and timely exercises an Extension Option pursuant to Section 3.2.1 above, the Extended Term shall be upon all of the same terms, covenants and conditions of this Lease; provided, however, that the Base Rent applicable to the Premises for such Extended Term shall be one hundred percent (100%) of the “Fair Market Rent” for space comparable to the Premises as of the commencement of such Extended Term. “Fair Market Rent” shall mean the annual rental being charged for lab/office space in buildings comparable to the Building and located in Emeryville, California taking into account location, condition, and improvements of the comparable buildings as compared to the location, condition and lab/office improvements to the Premises as of the Commencement Date. If applicable, the Annex shall be disregarded for purposes of calculating Fair Market Rent.

3.2.3 Determination of Rent. Within forty-five (45) days after the date of the Election Notice (the “Outside Date”) Landlord and Tenant shall negotiate in good faith, in the manner set forth in this Section 3.2.3, in an attempt to determine Fair Market Rent for an Extended Term. If Tenant timely and properly exercises an Extension Option, within fifteen (15) days of Landlord’s receipt of the Election Notice, Landlord shall notify Tenant of Landlord’s determination of Fair Market Rent for the applicable Term. If Tenant in good faith objects in writing to Landlord’s determination of Fair Market Rent within thirty (30) days following the date upon which Landlord notifies Tenant of its determination, then Landlord and Tenant shall attempt to agree upon the Fair Market Rent using their best good-faith efforts; provided that if Tenant fails to object to Landlord’s determination within such thirty (30) day period, then Tenant shall be deemed to have accepted Landlord’s determination of Fair Market Rent. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection, then each party shall make a separate determination of Fair Market Rent, and such determinations shall be submitted to arbitration, in accordance with Section 3.2.4, below, no later than ten (10) days following the Outside Date.

3.2.4 Appraisal. If it becomes necessary to determine the Fair Market Rent for the Premises by appraisal, the real estate “appraiser(s)” indicated in this Section 3.2.4, each of whom shall be licensed real estate brokers (not licensed appraisers) with at least five (5) years experience leasing office space located in the vicinity of the Premises, shall be appointed and shall act in accordance with the following procedures:

If the parties are unable to agree on the Fair Market Rent within the allowed time, either party may demand an appraisal by giving written notice to the other party, which demand to be effective must state the name, address and qualifications of an appraiser selected by the party demanding the appraisal (“Notifying Party”). Within ten (10) days following the Notifying Party’s appraisal demand, the other party (“Non-Notifying Party”) shall either approve the appraiser selected by the Notifying Party or select a second properly qualified appraiser by giving written notice of the name, address and qualification of said appraiser to the Notifying Party. If the Non-Notifying Party fails to select an appraiser within the ten (10) day period, the appraiser selected by the Notifying Party shall be deemed selected by both parties and no other appraiser shall be selected. If two (2) appraisers are selected, they shall select a third appropriately qualified appraiser within ten (10) days of selection of the second appraiser. If the two (2) appraisers fail to select a third qualified appraiser, the third appraiser shall be appointed by the then presiding judge of the county where the Premises are located upon application by either party.

If two (2) or more of the appraisers agree on the Fair Market Rent for the Premises at the initial meeting, such agreement shall be determinative and binding upon the parties hereto and the agreeing appraisers shall forthwith notify both Landlord and Tenant of the amount set by such agreement. If multiple appraisers are selected and two (2) appraisers are unable to agree on the Fair Market Rent for the Premises, each appraiser shall submit to Landlord and Tenant his or her respective independent appraisal of the Fair Market Rent for the Premises, in simple letter form, within fifteen (15) days following appointment of the final appraiser. The parties shall then determine the Fair Market Rent for the Premises by averaging the appraisals; provided that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average.

If only one appraiser is selected, each party shall submit their determination of Fair Market Rent, and that appraiser shall notify the parties in simple letter form of its determination as to whether the parties shall use Landlord’s or Tenant’s submitted determination of Fair Market Rent, and shall notify Landlord and Tenant thereof. If multiple appraisers are selected, the appraisers shall meet not later than ten (10) business days following the selection of the last appraiser. If only one (1) appraiser is selected, then each party shall pay one-half (1/2) of the fees and expenses of that appraiser. If three (3) appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half (1/2) of the fees and expenses of the third appraiser.

3.2.5 Restriction on Assignment. The Extension Option shall be personal to the originally named Tenant (and any Permitted Transferee) and shall terminate upon any assignment of this Lease or any sublease of fifty percent (50%) or more of the Premises (other than in connection with a Permitted Transfer).

3.2.6 Amendment to Lease. Immediately after the Fair Market Rent has been determined, the parties shall enter into an amendment to this Lease setting forth the Base Rent for an Extended Term and the new expiration date of the Term of the Lease. All other terms and conditions of the Lease shall remain in full force and effect and shall apply during an Extended Term, except that: (i) there shall be no further option to extend the Term except to the extent expressly provided in this Section 3.2, (ii) there shall be no rent concessions, and (iii) Landlord shall have no obligation to construct or install improvements in the Premises, pursuant to Exhibit C or otherwise, and there shall be no construction allowance, tenant improvement allowance or similar provisions.

3.3 Tenant’s Early Termination Option.

3.3.1 Tenant shall have a one-time option (the “Termination Option”) to terminate this Lease, effective as of the last day of the one hundred twentieth (120th) full calendar month after the date Tenant first commenced payment of Base Rent (and without consideration to any advance rent paid at lease execution) (the “Termination Date”). The Termination Option is granted subject to the following terms and conditions:

(i) Tenant delivers to Landlord written notice of Tenant’s election to exercise the Termination Option, which notice is given not later than twelve (12) full calendar months prior to the Termination Date; and

(ii) Tenant is not then in default under this Lease beyond any applicable notice and cure periods either on the date that Tenant exercises the Termination Option, or unless waived in writing by Landlord, on the Termination Date; and

(iii) Tenant pays to Landlord concurrently with Tenant’s exercise of the Termination Option and delivery of the written notice as required above, a cash (or otherwise immediately available funds) lease termination fee (the “Fee”) equal to the aggregate of (a) any unamortized costs (including interest on such unamortized costs at the rate of eight percent (8%) per annum) of the Tenant Improvement Allowance; and (b) six (6) full months of monthly Base Rent, which for purposes of calculating the Fee shall be the amount of the Base Rent payable by Tenant on the day preceding the Termination Date. For purposes of exercising the Termination Option, Tenant may in good faith estimate the Fee required to be paid hereunder, and promptly after such exercise by Tenant, the parties shall true up the amount of the Fee if Tenant’s estimate is not accurate within fifteen (15) days of delivery of written notice as provided in Section 3.3.1(i).

3.3.2 If Tenant timely and properly exercises the Termination Option, (i) all Rent payable under the Lease shall be paid through and apportioned as of the Termination Date (in addition to payment by Tenant of the Fee); (ii) neither party shall have any rights, estates, liabilities, or obligations under this Lease for the period accruing after the Termination Date, except those which, by the provisions of this Lease, expressly survive the expiration or termination of the Term of the Lease; and (iii) Tenant shall surrender and vacate the Premises and deliver possession thereof to Landlord on or before the Termination Date in the condition required under the Lease (as amended hereby) for surrender of the Premises. It is the parties’ intention that nothing contained herein shall impair, diminish or otherwise prevent Landlord or Tenant from recovering from the other party such additional sums as may be necessary for payment of Tenant’s Percentage Share of Escalation Rent and any other sums due and payable under the Lease to the extent such expenses and sums have accrued prior to the Termination Date, including without limitation, any sums required to repair any damage to the Premises and/or restore the Premises to the condition required under the provisions of the Lease.

3.3.3 The Termination Option shall automatically terminate and become null and void upon the earlier to occur of (i) the breach or default by Tenant of any of the terms of this Lease beyond any applicable notice and cure periods at any time on or before the Termination Date on two (2) or more occasions; (ii) the termination of Tenant’s right to possession of the Premises; or (iii) the failure of Tenant to timely or properly exercise the Termination Option as contemplated herein. This Termination Option may only be assigned as part of the Lease, but subject to the provisions of Section 17 of the Lease. Time is of the essence with regard to each of the terms and provisions of this Section 3.3.

4. Rent.

4.1 Obligation to Pay Base Rent. Except for the Abated Base Rent, Tenant shall pay Base Rent as set forth in the Basic Lease Information to Landlord, in advance, in equal monthly installments, commencing on or before the Commencement Date, and thereafter on or before the first day of each calendar month during the Term. If the Commencement Date and/or Expiration Date is other than the first day of a calendar month, the installment of Base Rent for the first and/or last fractional month of the Term shall be prorated on the basis of a thirty (30) day month. Tenant shall pay Landlord the first month’s Base Rent on or before the Commencement Date.

4.2 Manner of Rent Payment. All Rent shall be paid by Tenant without notice, demand, abatement, deduction or offset, in lawful money of the United States of America, payable to Landlord, at Landlord’s Rent Payment Address as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate by notice to Tenant.

4.3 Additional Rent. All Rent not characterized as Base Rent or Escalation Rent shall constitute “Additional Rent”, and if payable to Landlord shall, unless otherwise specified in this Lease, be due and payable fifteen (15) days after Tenant’s receipt of Landlord’s invoice therefor.

4.4 Late Payment of Rent; Interest. Tenant acknowledges that late payment by Tenant of any Rent will cause Landlord to incur administrative costs not contemplated by this Lease, the exact amount of which are extremely difficult and impracticable to ascertain based on the facts and circumstances pertaining as of the Lease Date. Accordingly, if any Rent is not paid by Tenant within five (5) days of the date when due, then Tenant shall pay to Landlord, with such Rent, a late charge equal to five percent (5%) of such Rent; provided, however, Landlord shall waive the application of such late charge once per 12-month period provided that Tenant pays the delinquent sum within five (5) days after the receipt of written notice that such amount is past due. Any Rent, other than late charges, due Landlord under this Lease, if not paid within five (5) days of when due, shall also bear interest from the date due until paid, at the rate of the ten percent (10%) per annum; provided, however, that if such rate of interest shall exceed the maximum rate allowed by law, the interest rate shall be automatically reduced to the maximum rate of interest permitted by applicable law.    The parties acknowledge that such late charge and interest represent a fair and reasonable estimate of the administrative costs and loss of use of funds Landlord will incur by reason of a late Rent payment by Tenant, but Landlord’s acceptance of such late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to such Rent or prevent Landlord from exercising any other rights and remedies provided under this Lease, at law or in equity.

5. Calculation and Payments of Escalation Rent. In addition to paying the Base Rent specified in this Lease, Tenant shall pay to Landlord, as additional rent, Tenant’s Percentage Share of Escalation Rent. All amounts due under this Section 5 as Escalation Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Section 5 shall survive the expiration of the Lease Term. During each full or partial calendar year of the Term, Tenant shall pay Escalation Rent to Landlord in accordance with the following procedures:

5.1 Payment of Estimated Escalation Rent. Prior to the Commencement Date and by December of each calendar year thereafter, or as soon thereafter as practicable, Landlord shall give Tenant notice of its estimate of Escalation Rent due for the next ensuing calendar year. On or before the first day of each month from and after the Commencement Date, and during such next ensuing calendar year, as the case may be, Tenant shall pay to Landlord in advance, in addition to Base Rent, one-twelfth (1/12th) of such estimated Escalation Rent. In the event such notice is given after December 31st of any year during the Term, (i) Tenant shall continue to pay Escalation Rent on the basis of the prior calendar year’s estimate until the month after such notice is given, (ii) subsequent payments by Tenant shall be based on the estimate of Escalation Rent set forth in Landlord’s notice, and (iii) with the first monthly payment of Escalation Rent based on the estimate set forth in Landlord’s notice, Tenant shall also pay the difference, if any, between the amount previously paid for such calendar year and the amount which Tenant would have paid through the month in which such notice is given, based on Landlord’s noticed estimate or, in the alternative, if such amount previously paid by Tenant for such calendar year through the month in which such notice is given exceeds the amount which Tenant would have paid through such month based on Landlord’s noticed estimate, Landlord shall credit such excess amount against the next monthly payments of Escalation Rent due from Tenant, except that if a credit amount is due Tenant after termination of this Lease, Landlord shall pay to Tenant any excess remaining after Landlord credits such amount against any sums owed by Tenant to Landlord. If at any time Landlord reasonably determines that the Escalation Rent for the current calendar year will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for such calendar year, and subsequent payments by Tenant for such calendar year shall be based upon such revised estimate.

5.2 Escalation Rent Statement and Adjustment. Within one hundred fifty (150) days after the close of each calendar year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of the actual Escalation Rent for such calendar year (the “Statement”), accompanied by a statement prepared by Landlord showing in reasonable detail the Operating Expenses and the Real Estate Taxes comprising the actual Escalation Rent. If the Statement shows that Tenant owes an amount less than the payments previously made by Tenant for such calendar year, Landlord shall credit the difference first against any sums then owed by Tenant to Landlord and then against the next payment or payments of Rent due Landlord, except that if a credit amount is due Tenant after termination of this Lease, Landlord shall pay to Tenant any excess remaining after Landlord credits such amount against any sums owed by Tenant to Landlord. If the Statement shows that Tenant owes an amount more than the payments previously made by Tenant for such calendar year, Tenant shall pay the difference to Landlord within fifteen (15) days after delivery of the statement.

5.3 Proration for Partial Year. If the Commencement Date is other than the first day of a calendar year or if this Lease terminates other than on the last day of a calendar year (other than due to Tenant’s default), the amount of Escalation Rent for such fractional calendar year shall be prorated on a daily basis. Upon such termination, Landlord may, at its option, calculate the adjustment in Escalation Rent prior to the time specified in Section 5.2 above. Tenant’s obligation to pay Escalation Rent, as set forth in Section 5.2, above, shall survive the expiration or termination of this Lease.

5.4 Audit. After delivery to Landlord of at least thirty (30) days’ prior written notice delivered no later than one hundred twenty (120) days after receipt of a Statement, Tenant, at its sole cost and expense through any accountant designated by it, shall have the right to examine and/or audit the books and records evidencing such costs and expenses for the previous one (1) calendar year, during Landlord’s reasonable business hours but not more frequently than once during any calendar year. Any such accounting firm designated by Tenant may not be compensated on a contingency fee basis. The results of any such audit (and any negotiations between the parties related thereto) shall be maintained strictly confidential by Tenant and its accounting firm and shall not be disclosed, published or otherwise disseminated to any other party other than to Landlord and its authorized agents. Landlord and Tenant each shall use its best efforts to cooperate in such negotiations and to promptly resolve any discrepancies between Landlord and Tenant in the accounting of such costs and expenses. If Tenant fails to timely deliver written notice of Tenant’s desire to audit a Statement pursuant to this Section 5.4 or Tenant fails to commence and complete such audit within six (6) months after Landlord’s delivery of the Statement in question, then Tenant shall be deemed to have approved of such Statement and such Statement shall be final and binding upon Tenant. If through such audit it is determined that there is a discrepancy of more than five percent (5%) in the amount of Escalation Rent payments made by Tenant for such calendar year when compared to the actual Escalation Rent for such year, then Landlord shall reimburse Tenant for the reasonable accounting costs and expenses incurred by Tenant in performing such audit, including Tenant’s outside auditors or accountants (but excluding Tenant’s in-house personnel).

5.5 Adjustment of Tenant’s Percentage Interest in the Project. If Landlord constructs any additional Other Buildings within the Project, then effective as of the commencement of such construction, Tenant’s Percentage Interest in the Project shall be recalculated as equal to the quotient of the Rentable Area of the Building divided by the rentable area of the Project, including the rentable area of such additional Other Building, such rentable area to be determined in accordance with BOMA standards then used by Landlord in its determination of the Rentable Area for all the Other Buildings. In the event Tenant’s Percentage Share is changed during a calendar year by reason of a change in the Rentable Area of the Premises or a change in the total Rentable Area of the Building, Tenant’s Percentage Share shall thereafter mean the result obtained by dividing the then Rentable Area of the Premises (excluding the Equipment Area) by the then total Rentable Area of the Building, or Project, as applicable, and multiplying such quotient by one hundred (100). For the purposes of determining Tenant’s Percentage Share of Escalation Rent, Tenant’s Percentage Share shall be determined on the basis of the number of days during such calendar year at each such Percentage Share.

Notwithstanding the foregoing, Landlord hereby agrees that, during the initial Lease Term, the rentable square footage of the Premises shall only be redetermined upon a physical change to the size of the Premises (other than the addition of an Annex, as defined below) or as the result of a new load factor applicable to tenants of the Project due to new common area amenities.

6. Impositions Payable by Tenant. Tenant shall pay all Impositions prior to delinquency. If billed directly to Tenant, Tenant shall pay such Impositions and concurrently deliver to Landlord evidence of such payments. If any Impositions are billed to Landlord or included in bills to Landlord for Real Estate Taxes or other charges, then Tenant shall pay to Landlord all such amounts within fifteen (15) days after delivery of Landlord’s invoice therefor. If applicable law prohibits Tenant from reimbursing Landlord for an Imposition, but Landlord may lawfully increase the Base Rent to account for Landlord’s payment of such Imposition, the Base Rent payable to Landlord shall be increased to net to Landlord the same return without reimbursement of such Imposition as would have been received by Landlord with reimbursement of such Imposition. Tenant’s obligation to pay Impositions which have accrued and remain unpaid upon the expiration or earlier termination of this Lease shall survive the expiration or earlier termination of this Lease.

7. Use of Premises.

7.1 Permitted Use; CUP. The Premises shall be used solely for the Permitted Use and for no other use or purpose.

7.2 No Violation of Requirements. Tenant shall not do or permit to be done, or bring or keep or permit to be brought or kept, in or about the Premises, or any other portion of the Building or the Project, anything which (i) is prohibited by, will in any way conflict with, or would invalidate any Requirements; or (ii) would cause a cancellation of any insurance policy carried by Landlord or Tenant, or give rise to any defense by an insurer to any claim under any such policy of insurance, or increase the existing rate of or adversely affect any insurance policy carried by Landlord, or (iii) subject Landlord to any liability or responsibility for injury to any person or property; or (iv) will in any way materially obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or unreasonably annoy them; provided, however, that the operations of tenant that are in compliance with all Requirements and are consistent with the ordinary course business operations of other tenants of the Project, or are consistent with the ordinary course of business operations of first class cGMP antibody manufacturing facilities shall not be deemed to breach clauses (ii), (iii) or (iv) above. If Tenant does or permits anything to be done (other than activities consistent with the ordinary course of business operations of first class cGMP antibody manufacturing facility) which increases the cost of any of Landlord’s insurance, or which results in the need, in Landlord’s reasonable judgment, for additional insurance by Landlord or Tenant with respect to any portion of the Premises, the Building or the Project, then Tenant shall reimburse Landlord, upon demand, for any such additional costs or the costs of such additional insurance, and/or procure such additional insurance at Tenant’s sole cost and expense. Exercise by Landlord of such right to require reimbursement of additional costs (including the costs of procuring of additional insurance) shall not limit or preclude Landlord from prohibiting Tenant’s impermissible use of the Premises or from invoking any other right or remedy available to Landlord under this Lease.

7.3 Compliance with Legal, Insurance and Life Safety Requirements. Landlord represents that, as of the date of this Lease, it has not received written notice that the Common Areas of the Project and/or Base Building are in violation of any Requirements. Tenant, at its cost and expense, shall promptly comply with all Requirements applicable to Tenant’s use or occupancy of, or business conducted in, the Building, and shall maintain the Building and all portions thereof in compliance with all applicable Requirements. The judgment of any court of competent jurisdiction, or the admission of Tenant or Landlord in any action or proceeding involving such party, whether or not the other party is party thereto, that such party is in non-compliance with any Requirement shall be conclusive of that fact. In addition, subject to the provisions of Article 10 below, Tenant shall, at its sole cost and expense, make all modifications to any portion of the Project outside the Building (including whether structural or capital in nature), which are necessitated, in whole or in part, by (i) Tenant’s use or occupancy of, or business conducted in, the Building, for purposes other than general ordinary office use, (ii) any Tenant Improvements or Alterations, or (iii) any default by Tenant. Notwithstanding any provision herein to the contrary, modifications to any portion of the Project outside the Building, or to the Base Building, that are required by Requirements in connection with Tenant’s obtaining any building permit for the Improvements, including, without limitation, modifications required to make the then-current path of travel to and from the Premises to comply with the ADA (collectively, “Base Modifications”) shall be made at Landlord’s sole cost and expense, and not included as an Operating Expense; provided, however, the parties acknowledge that Landlord has provided that certain Warm Up Allowance for the Warm Up Work (each as defined in Exhibit C), and accordingly, Landlord shall only have an obligation to fund Base Modifications to the extent that such Base Modification work (a) is not included in the Warm Up Allowance, (b) does not arise in connection with Tenant’s construction of the Annex, and (c) is not triggered as a result any changes to the Warm Up Work attached to this Lease made by or at the request of Tenant (other than changes to the Warm Up Work required by governmental authorities).

7.4 No Nuisance. Tenant shall not (i) do or permit anything to be done in or about the Premises, or any other portion of the Project, which would injure or materially annoy, or obstruct or interfere with the rights of, Landlord or other occupants of the Project, or others lawfully in or about the Project; (ii) use or allow the Premises to be used in any manner inappropriate for comparable buildings in Emeryville, California, or for any improper or objectionable purposes; or (iii) cause, maintain or permit any nuisance or waste in, on or about the Premises, or any other portion of the Project; provided, however, that the operations of Tenant that are in compliance with all Requirements and are consistent with the ordinary course business operations of other tenants of the Project, or are consistent with the ordinary course of business operations of first class cGMP antibody manufacturing facilities, shall not be deemed to breach this Section 7.4.

7.5 Hazardous Materials.

7.5.1 Compliance with Environmental Laws. Simultaneously herewith, Tenant has delivered to Landlord Tenant’s executed initial Hazardous Materials Disclosure Certificate (the “Initial HazMat Certificate”), in the form attached hereto as Exhibit H, to be approved or disapproved by Landlord in its reasonable discretion. Tenant covenants, represents and warrants to Landlord that the information in the Initial HazMat Certificate is true and correct and accurately describes the use(s) of Hazardous Materials which will be made and/or used on the

Premises by Tenant. Tenant shall, commencing with the date which is one year from the Commencement Date and continuing every year thereafter, deliver to Landlord, an executed Hazardous Materials Disclosure Certificate (the “HazMat Certificate”), in substantially the form attached hereto as Exhibit H, describing Tenant’s then present use of Hazardous Materials on the Premises, and any other reasonably necessary documents as requested by Landlord; provided, however, Tenant shall deliver an updated HazMat Certificate at any time that Tenant desires Landlord to approve a change to any information in a HazMat Certificate previously approved by Landlord. Tenant shall provide to Landlord access to all testing results that are required as a provision of any permits issued to Tenant in connection with Hazardous Materials. Except pursuant to a Landlord approved HazMat Certificate, Tenant shall not be entitled to use or store any Hazardous Materials on, in, or about any portion of the Premises or Project without, in each instance, obtaining Landlord’s prior written consent thereto. If Landlord, in its commercially reasonable discretion, expressly consents in writing to any such usage or storage, then Tenant shall be permitted to use and/or store only those Hazardous Materials and in such quantities (a) that are necessary for Tenant’s business, and (b), if applicable, to the extent disclosed in the most recent HazMat Certificate. Tenant agrees that any changes to the type and/or quantities of Hazardous Materials specified in the most recent HazMat Certificate may be implemented only with the prior written consent of Landlord, which consent may be given or withheld in Landlord’s reasonable discretion. Without limiting the generality of Section 7.3 above, Tenant and all other Tenant Parties shall at all times comply with all applicable Environmental Laws with respect to the use and occupancy of any portion of the Project pursuant to this Lease. Tenant and all other Tenant Parties shall not generate, store, handle, or otherwise use, or allow, the generation, storage, handling, or use of, Hazardous Materials in the Premises or transport the same through the Project, except (i) for nominal amounts of household cleaning materials and office supplies which are the minimum amount necessary for the operation of Tenant’s business or as otherwise disclosed and approved by Landlord in a HazMat Certificate, and (ii) in accordance with the Rules and Regulations, all Environmental Laws and such other conditions as Landlord may from time to time impose. In the event of a release of any Hazardous Materials caused by, or due to the act or neglect of, Tenant or any other Tenant Parties, Tenant shall immediately notify Landlord and take such remedial actions, at Tenant’s sole cost and expense, as Landlord may direct in Landlord’s reasonable discretion as necessary or appropriate to abate, remediate and/or clean up the same. If so elected by Landlord by notice to Tenant, Landlord shall take such remedial actions on behalf of Tenant at Tenant’s sole cost and expense. In any event, Landlord shall have the right, without liability or obligation to Tenant, to direct and/or supervise Tenant’s remedial actions and to specify the scope thereof and specifications therefor. Tenant and the other Tenant Parties shall use, handle, store and transport any Hazardous Materials in accordance with applicable Environmental Laws, and shall notify Landlord of any notice of violation of Environmental Laws which it receives from any governmental agency having jurisdiction. In no event shall Landlord be designated as the “generator” on, nor shall Landlord be responsible for preparing, any manifest relating to Hazardous Materials generated or used by Tenant or any other Tenant Parties.

7.5.2 California Health & Safety Code Section 25359.7. Additional information regarding environmental conditions at the Project is included in Exhibit E to this Lease, which is attached hereto and incorporated by reference herein.

7.5.3 Exculpation of Tenant. Tenant shall not be liable to Landlord for nor otherwise obligated to Landlord under any provision of the Lease with respect to the following:

(i) any claim, remediation, obligation, investigation, obligation, liability, cause of action, attorneys’ fees, consultants’ cost, expense or damage resulting from any Hazardous Materials present in, on or about the Premises to the extent not caused or otherwise permitted, directly or indirectly, by Tenant or the other Tenant Parties; or (ii) the removal, investigation, monitoring or remediation of any Hazardous Material present in, on or about the Premises caused by any source, including third parties, other than Tenant or the other Tenant Parties; provided, however, Tenant shall be fully liable for and otherwise obligated to Landlord under the provisions of this Lease for all liabilities, costs, damages, penalties, claims, judgments, expenses (including without limitation, attorneys’ and experts’ fees and costs) and losses to the extent (a) Tenant or any of the other Tenant Parties contributes to the presence of such Hazardous Materials, or Tenant and/or any of the other Tenant Parties exacerbates the conditions caused by such Hazardous Materials, or (b) Tenant and/or the other Tenant Parties allows or permits persons over which Tenant or any of the other Tenant Parties has control, and/or for which Tenant or any of the other Tenant Parties are legally responsible for, to cause such Hazardous Materials to be present in, on, under, through or about any portion of the Premises, or (c) Tenant and/or any of the other Tenant Parties does not take all reasonably appropriate actions to prevent such persons over which Tenant or any of the other Tenant Parties has control and/or for which Tenant or any of the other Tenant Parties are legally responsible from causing the presence of Hazardous Materials in, on, under, through or about any portion of the Premises.

7.6 Special Provisions Relating to The Americans With Disabilities Act of 1990.

7.6.1 Allocation of Responsibility to Landlord. As between Landlord and Tenant, Landlord shall be responsible to ensure that the Common Areas and path of travel to the Building shall comply with the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq., The Provisions Governing Public Accommodations and Services Operated by Private Entities), and all regulations promulgated thereunder, and all amendments, revisions or modifications thereto now or hereafter adopted or in effect in connection therewith (hereinafter collectively referred to as the “ADA”), and to take such actions and make such alterations and improvements as are necessary for such compliance. All costs incurred by Landlord in discharging its responsibilities under this Section 7.6.1 shall, if eligible as set forth in Section 1.1, be included in Operating Expenses.

7.6.2 Allocation of Responsibility to Tenant. As between Landlord and Tenant, subject to Section 7.3, Tenant, at its sole cost and expense, shall be responsible that the Building, all Tenant Improvements and Alterations to the Building, Tenant’s use and occupancy of the Building, and Tenant’s performance of its obligations under this Lease, comply with the requirements of the ADA, and to take such actions and make such Alterations as are necessary for such compliance; provided, however, that Tenant shall not make any such Alterations except in compliance with Section 10.

7.6.3 General. Notwithstanding anything in this Lease to the contrary, no act or omission of Landlord, including any approval, consent or acceptance by Landlord or Landlord’s agents, employees or other representatives, shall be deemed an agreement, acknowledgment, warranty, or other representation by Landlord that Tenant has complied with the ADA or that any action, alteration or improvement by Tenant complies or will comply with the

ADA or constitutes a waiver by Landlord of Tenant’s obligations to comply with the ADA under this Lease or otherwise. Any failure of Landlord to comply with the obligations of the ADA shall not relieve Tenant from any obligations under this Lease or constitute or be construed as a constructive or other eviction of Tenant or disturbance of Tenant’s use and possession of the Premises. California law requires Landlord to notify Tenant whether Landlord has had the Premises inspected by a Certified Access Specialist (CASp). Landlord hereby discloses to Tenant that Landlord has not caused the Premises to be so inspected. A CASp can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the Tenant, if requested by Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

8. Tenant Services. Tenant shall be solely responsible, at its sole cost and expense, for the furnishing of all services and utilities to the Premises, including, but not limited to HVAC, electricity, water, telephone, telecommunications, janitorial, cleaning, pest control, trash removal, security services, and replacement of all light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises (as well as maintenance and repairs of the Premises in accordance with the provisions of Section 9 below). In connection with the foregoing, Tenant hereby agrees that (i) Landlord shall have absolutely no obligation to provide any such or other services or utilities to the Premises, it being agreed that this Lease is in the nature of a “net” lease (although, as part of Operating Expenses, Landlord shall maintain and keep in service the existing utility connections located outside the Building connected to the exterior of the Building as necessary for distribution of such utilities to the Premises by Tenant), (ii) Tenant shall contract directly with the applicable utility providers to provide all such utilities to the Premises, which utilities shall be separately metered, at Tenant’s cost, and (iii) Tenant shall pay for the cost of such utilities supplied to the Premises (and for all services provided to the Premises) directly to the applicable provider thereof. All such services and utilities for the Premises shall be provided in such a manner so as to maintain the Premises and Building in first-class condition consistent with the first-class nature of the Project, and if Tenant fails to do so, and such failure shall continue for five (5) days after notice from Landlord (which notice shall not be required in the event of an emergency), Landlord shall have the right to provide such services and/or such utilities and any charges or costs incurred by Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant upon receipt by Tenant of a written statement thereof from Landlord.

8.1 Overstandard Tenant Use. If Tenant shall use, or desire to use, electricity, water, HVAC or any other utilities for the Premises in quantities that exceed the capacity of the equipment supplying the same to the Building as of the date Landlord delivers possession of the Premises to Tenant, then, (i) subject to applicable laws, and the express provisions of this Lease, and subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall, at Tenant’s sole cost and expense, install such supplemental equipment as may be reasonably required to provide such excess capacity, and (ii) Tenant shall pay for the costs of any increased wear and tear on existing Building systems and equipment (and repair and replacement of any such Building systems and equipment in accordance with Section 9 below) caused by such excess use.

8.2 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Section 8. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to abate Base Rent due hereunder, to the extent that utility services to the Premises are interrupted or suspended solely as a result of Landlord’s or its authorized representatives’ gross negligence or willful misconduct, for a period of three (3) or more consecutive business days, provided that, as a result thereof, Tenant is prevented from using the Premises and/or there is a material disruption in Tenant’s ability to conduct cGMP manufacturing operations.    Landlord will use its best efforts to promptly restore utility or service disruptions arising out of the gross negligence or willful misconduct of Landlord or its authorized representatives.

8.3 Janitorial Service. Landlord shall not be obligated to provide any janitorial services to the Premises or replace any light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for (i) performing all janitorial services, trash removal and other cleaning of the Premises, and (ii) replacement of all light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises, all as appropriate to maintain the Premises in a first-class manner consistent with the first-class nature of the Building and Project. Such services to be provided by Tenant shall be performed by contractors and pursuant to service contracts approved by Landlord. Landlord shall have the right to inspect the Premises upon reasonable notice to Tenant and to require Tenant to provide additional cleaning, if necessary. In the event Tenant shall fail to provide any of the services described in this Section 8.3 to be performed by Tenant within five (5) days after notice from Landlord, which notice shall not be required in the event of an emergency, Landlord shall have the right to provide such services and any charge or cost incurred by Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant upon receipt by Tenant of a written statement of cost from Landlord.

8.4 Separate Metering; Utility Consumption Data. All of the electricity, water and/or other utilities provided to the Premises are separately metered, and Tenant shall pay for the cost of all such utilities so separately metered, or which are billed directly to Tenant, within ten (10) days after invoice. Tenant acknowledges and affirms its knowledge and understanding of Landlord’s efforts to benchmark utility consumption within the entirety of the Building. As such, Tenant authorizes Landlord, acting on behalf of the Tenant, to request that the applicable utility provider deliver directly to Landlord the necessary consumption information to enable Landlord to satisfy the requirements established by the US EPA for whole building data for the Energy Star

Portfolio Manager tool. Tenant agrees to deliver such additional written authorization to Landlord as may be required or mandated by the applicable utility provider to enable delivery of the requested consumption information. Tenant further authorizes Landlord to incorporate Tenant’s utility data in the Energy Star Portfolio Manager tool, and/or such other benchmarking initiatives as Landlord actively participates in, subject only to the provision that Landlord will exercise commercially reasonable care to maintain the privacy of Tenant’s specific consumption data. Any public dissemination of such data shall be in aggregate with other Project tenants’ and occupants’ consumption data, with no direct identification of individual Building or tenant usage. To the extent that the applicable utility provider is unable, or unwilling, to deliver the required utility consumption data as defined hereinabove, Tenant acknowledges and recognizes its obligation to deliver to Landlord that information directly, as an integral requirement of this Lease. Such information shall be delivered in the format set forth by Landlord for this purpose, on the same frequency as the invoicing received by Tenant from the utility provider for utilities consumed, unless some other frequency is agreed to in writing by Landlord and Tenant.

9. Maintenance of Premises. Subject to Landlord’s repair obligations in Section 9.1 and Section 9.2 below, Tenant shall, at Tenant’s own expense, and with contractors reasonably acceptable to Landlord and subject to Tenant’s compliance with the following provisions of this Section 9 and the provisions of Section 10 below, keep the Building and every part thereof, including, without limitation, all tenant improvements, the roof (including roof membrane), elevators, fire and life safety systems, Alterations, additions, equipment, restrooms, fixtures and furnishings therein (including all of the Building’s systems and equipment located within the Building and the HVAC equipment on the roof of the Building), all walls and wall coverings, doors, windows, glass, plate glass, ceilings and Generator Equipment (as defined below), in first-class order, repair and condition at all times following the date Landlord delivers possession of the Premises to Tenant and throughout the Lease Term. Such repair obligations shall include, without limitation, replacement of items as may be necessary to keep the same in the condition required hereinabove, notwithstanding that such replacements may be considered capital expenditures in accordance with accounting practices, and shall also include repairs of items above the ceiling, repairs of items below the floors (but not the floor slabs), and/or repairs of items within walls, such as, but not limited to, all plumbing and pipes for restrooms, the equipment providing distribution within the Building of the HVAC from the HVAC equipment on the roof, and the equipment providing distribution within the Building of all electricity and all other utilities required for the Premises (including all electrical panels in equipment rooms or elsewhere within the Building). As set forth in Article 10, Landlord shall have approval rights with respect to repairs and/or replacements which would also be construed as a Major Alteration. Tenant’s repair obligations set forth hereinabove shall include, without limitation, the obligation to promptly and adequately repair all damage to the Building and replace or repair all damaged or broken fixtures and appurtenances (subject, however, to the provisions below regarding casualty damage to the Building); provided however, that, at Landlord’s option, or if Tenant fails to make any such repairs, after written notice and ten (10) days in which to commence the repair (which repairs Tenant shall thereafter diligently and continuously pursue to completion) Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof upon being billed for same. Notwithstanding the foregoing terms of this Section 9, in the event that any Building System serving the Premises and existing as of the date of substantial completion of the Warm Up Work requires replacement during the Term or any single capital repair expected to cost in excess of $25,000, then, at Tenant’s option, either (a)

Landlord shall be responsible for such replacement (or capital repair) and the cost thereof shall be amortized over the useful life of such item as reasonably determined by Landlord and Tenant shall reimburse Landlord on a monthly basis during the remaining Term for the amortized cost thereof (together with interest on the unamortized balance at 8% per annum), or (b) Tenant shall be responsible for such replacement (or capital repair) and Tenant shall pay the costs thereof and, once Tenant completes any such repair or replacement work and delivers to Landlord all invoices for such work mark as “paid” together with unconditional lien releases for all such work that comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132-8138, then Landlord shall reimburse Tenant for such work. With respect to any HVAC system serving the Premises and existing as of the date of substantial completion of the Warm Up Work, the provisions of the immediately preceding sentence shall not apply if Tenant has failed to continuously maintain the HVAC service contracts required pursuant to Section 9.3 below and/or Tenant has otherwise failed to perform (or caused to be performed) all required maintenance and service of the HVAC system.

9.1 Landlord’s Reimbursable Repairs. Anything contained in Section 9 above to the contrary notwithstanding, and subject to Sections 12 and 13 of this Lease, Landlord shall maintain as part of Operating Expenses exterior landscaping and the Common Areas. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from Landlord’s making of, or failure to make, any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect.

9.2 Landlord’s Other Repairs. Subject to the provisions of Sections 9 and 12, and except for repairs rendered necessary by any Alterations or the intentional or negligent acts or omissions of Tenant or any of Tenant’s agents, employees, contractors, invitees and licensees (in which event(s), Tenant shall be responsible for the cost of any such repairs or replacements), Landlord shall, at Landlord’s sole cost and expense (and not reimbursed as a component of Operating Expenses), keep in good repair the structural portions of the floors, foundations, building envelope (other than the roof), and exterior perimeter walls of the Building.

9.3 HVAC, Fire/Life Safety, Elevator and Generator Maintenance and Repair by Tenant. Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all (i) hot water, heating, ventilating, and air conditioning (“HVAC”) systems and equipment serving the Premises, (ii) all fire and life safety systems and elevators serving the Building, and (iii) all Generators in the Equipment Area. If Tenant desires to utilize maintenance contractors other than those authorized by the manufacturer of such equipment, then the maintenance contractors and the service contracts must be reasonably approved by Landlord. The service contracts must include all services suggested by the equipment manufacturers, as applicable, within the operation/maintenance manual and must become effective (and a copy thereof delivered to the Landlord) within thirty (30) days of the date of installation of such equipment. In the event Tenant fails to provide Landlord a copy of any service contract which meets the requirements of this Section 9.3 within thirty (30) days of receipt by Tenant of Landlord’s written request for the same, Tenant shall pay to Landlord a late delivery fine of One Hundred and 00/100 Dollars ($100.00) for each month, or portion thereof, following such 30-day period in which Tenant fails to deliver the same. Upon Landlord’s request, Tenant shall furnish proof reasonably satisfactory to Landlord at least once per year that all such systems and equipment are being serviced in accordance with the maintenance/service contracts. Landlord reserves the right to request such proof once per quarter. Subject to Article 19 below, Landlord also reserves the right to inspect all HVAC, fire/life safety and elevator systems and Generator equipment with one (1) business day’s written notice. Within the three (3) month period preceding Tenant’s vacating the Premises for any reason, whether due to expiration of earlier termination of the Term, or otherwise, Tenant shall have all such systems and equipment checked and serviced to insure proper functioning and shall furnish Landlord satisfactory proof thereof upon request.

9.4 Generator Replacement. Notwithstanding the foregoing terms of this Section 9, in the event that any Generator used by Tenant and existing as of the date of this Lease requires replacement during the Term, then Landlord shall be responsible for such replacement and the cost thereof shall be amortized over the useful life of such item as reasonably determined by Landlord and Tenant shall reimburse Landlord on a monthly basis during the remaining Term for the amortized cost thereof (together with interest on the unamortized balance at 8% per annum). With respect to any Generator serving the Premises and existing as of the date of substantial completion of the Warm Up Work, the provisions of the immediately preceding sentence shall not apply if Tenant has failed to continuously maintain the Generator service contracts required pursuant to Section 9.3 above and/or Tenant has otherwise failed to perform (or caused to be performed) all required maintenance and service of the Generators serving the Premises.

10. Alterations to Premises.

All Alterations to office areas, common areas and/or restrooms within the Building shall be made in accordance with the Building-standard procedures, specifications, and details (including the standard for construction and quality of materials in the Project) as then established by Landlord, all applicable Requirements, and the provisions of this Article 10. All Alterations to other areas within the Building such as lab space shall be made in accordance with all applicable Requirements and the provisions of this Article 10. The construction of Alterations that increase square footage of the Premises shall not result in an increase in Rent or change to Tenant’s Percentage Share.

10.1 Landlord Consent; Procedure. Subject to Section 10.7 below, Tenant shall not make or permit to be made any Alterations without Landlord’s prior written consent, which as to any Major Alterations may be given or withheld in Landlord’s reasonable discretion. Landlord and Tenant acknowledge that Tenant may desire to make significant Alterations to the Building to facilitate the Permitted Use of the Premises by Tenant, which may include, Tenant removing certain areas of the 2nd floor slab, use of portions of the 2nd floor as interstitial mechanical space for the purposes of serving cGMP areas in the Building, and/or to modify the ground floor slab in order to provide clearance for certain pieces of manufacturing equipment. Landlord shall not unreasonably withhold consent to any such significant Alterations. Subject to Landlord’s consent as provided herein, Tenant may also seek to build an annex (the “Annex”) onto the Building and/or modify or expand the Equipment Area in order for the Building to function for Tenant’s intended use. Unless Landlord otherwise agrees in writing, any such Annex construction or Equipment Area modification or expansion shall only occur, if at all, in the areas shown on Exhibit A-2 attached hereto. For purposes of this Article 10, Landlord is only permitted to withhold its consent to construction of Alterations (including, without limitation, the Annex) to the extent Landlord reasonably and in good faith believes such proposed Alteration: (a) would materially and adversely affect the structure of the Building; (b) would materially affect Landlord’s ability to re-lease the Building for the Permitted Use upon the expiration or earlier termination of the Lease; (c) would materially increase Landlord’s operating costs of the Project; and/or (d) would materially interfere with the rights of other tenants in the Project; provided, however, Landlord shall at all times have the right to (i) approve any element of such Alterations that may be seen from the outside of the Premises (including, without limitation, the appearance, exterior materials and colors, size and shape), and (ii) require reasonable and specific modifications to the Annex in order to maintain flexibility with respect to other potential future uses of the Building and Project; and provided, further, Landlord shall have the right to require Tenant to remove any such Alterations and restore the Premises upon surrender, subject to the terms of Section 10.6 below.

10.2 General Requirements.

10.2.1 All Alterations shall be designed and performed by or on behalf of Tenant at Tenant’s cost and expense; provided, however, that if any Alterations require work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s expense.

10.2.2 All Alterations shall be performed only by licensed, insured and bonded contractors, engineers or architects reasonably approved by Landlord, and shall be made in accordance with complete and detailed architectural, mechanical and engineering plans and specifications approved in writing by Landlord. Landlord shall not unreasonably withhold or delay its approval of any such contractors, engineers, architects, plans or specifications; provided, however, that Landlord may specify contractors, engineers or architects to perform work affecting the structural portions of the Project or the Building systems. Tenant shall engage only labor that is harmonious and compatible with other labor working in the Project. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance.

10.2.3 Prior to commencement of the Alterations, Tenant shall deliver to Landlord (i) any building or other permit required by Requirements in connection with the Alterations; (ii) a copy of executed construction contract(s); and (iii) written acknowledgments from all materialmen, contractors, artisans, mechanics, laborers and any other persons furnishing to Tenant with respect to the Premises any labor, services, materials, supplies or equipment in excess of Five Thousand Dollars ($5,000.00) in the aggregate that they will look exclusively to Tenant for payment of any sums in connection therewith and that Landlord shall have no liability for such costs. In addition, Tenant shall require its general contractor to carry and maintain the following insurance at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction of the Alterations: (A) commercial general liability insurance with limits of not less than $2,000,000 combined single limit for bodily injury and property damage, including personal injury and death, and contractor’s protective liability, and products and completed operations coverage in an amount not less than $500,000 per incident, $1,000,000 in the aggregate; (B) comprehensive automobile liability insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto

Coverage form covering Automobile Liability, code 1 “any auto,” and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (C) worker’s compensation with statutory limits and employer’s liability insurance with limits of not less than $100,000 per accident, $500,000 aggregate disease coverage and $100,000 disease coverage per employee; and (D) “Builder’s All Risk” insurance in an amount, not to exceed a reasonable amount, approved by Landlord covering the Alterations, including such extended coverage endorsements as may be reasonably required by Landlord. All such insurance policies (except workers’ compensation insurance) shall be endorsed to add Landlord, any Encumbrancer and Landlord’s designated agents as additional insureds with respect to liability arising out of work performed by or for Tenant’s general contractor, to specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, and to provide that coverage shall not be reduced, terminated, cancelled or materially modified except after thirty (30) days’ prior written notice has been given to Landlord. Landlord may inspect the original policies of such insurance coverage at any time. Upon Landlord’s request, Tenant shall deliver complete certified copies of such policies. Tenant’s general contractor shall furnish Landlord evidence of insurance for its subcontractors as may be reasonably required by Landlord.

10.2.4 Tenant shall give Landlord at least fifteen (15) days’ prior written notice of the date of commencement of any construction on the Premises to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall comply with the requirements of Section 3110.5 of the California Civil Code as the contracting owner, to the extent applicable, and prior to commencement of construction, Tenant shall provide Landlord with evidence of compliance with said statute. Tenant acknowledges that the contractual waiver of the benefits of California Civil Code Section 3110.5 is expressly declared to be against public policy.

10.2.5 Tenant shall promptly commence construction of Alterations, cause such Alterations to be constructed in a good and workmanlike manner and in such a manner and at such times so that any such work shall not unreasonably or materially disrupt or interfere with the use, occupancy or operations of other tenants or occupants of the Project, and complete the same with due diligence as soon as possible after commencement. All trash which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant at its own expense from the Premises and the Project.

10.3 Landlord’s Right to Inspect. Landlord or its agents shall have the right (but not the obligation) to inspect the construction of Alterations, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall (i) be deemed to create any liability on the part of Landlord, or (ii) constitute a representation by Landlord that the work so inspected conforms with such plans or complies with any applicable Requirements, or (iii) give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans. In addition, under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors, mechanics or engineers, design or construction of any Alteration, or delay in completion of any Alteration.

10.4 Tenant’s Obligations Upon Completion. Promptly following completion of any Alterations, Tenant shall (i) furnish to Landlord “as-built” drawings and specifications in CAD format showing the Alterations as made and constructed in the Premises, (ii) cause a timely notice of completion to be recorded in the Office of the Recorder of the County of Alameda in accordance with Civil Code Section 8182 or any successor statute, and (iii) deliver to Landlord evidence of full payment and unconditional final waivers of all liens for labor, services, or materials in excess of Five Thousand Dollars ($5,000.00) in the aggregate.

10.5 Repairs. If any part of the Building Systems shall be damaged during the performance of Alterations, Tenant shall promptly notify Landlord, and Landlord may elect to repair such damage at Tenant’s sole expense. Alternatively, Landlord may require Tenant to repair such damage at Tenant’s sole expense using contractors approved by Landlord.

10.6 Ownership and Removal of Alterations.

10.6.1 Ownership. All Alterations shall become a part of the Project and immediately belong to Landlord without compensation to Tenant, unless Landlord consents otherwise in writing; provided, however, that personal property, equipment, trade fixtures (including, without limitation, Tenant’s manufacturing and test equipment) and movable furniture, each that may be removed without material damage to the Premises (collectively, the “FF&E”) shall remain the property of Tenant. Tenant shall have the right to remove any FF&E installed by Tenant during the Term so long as Tenant promptly caps off and makes safe the Premises and repairs all damage to the Premises and Project caused by such removal.

10.6.2 Removal. If required by Landlord by written notice to Tenant delivered at the time Landlord approves any Alteration, Tenant, prior to the expiration of the Term or earlier termination of this Lease, shall, at Tenant’s sole cost and expense, (i) remove any or all such Alterations identified by Landlord for removal, (ii) restore the Premises to the condition existing prior to the installation of such Alterations, and (iii) repair all damage to the Premises or Project caused by the removal of such Alterations. Tenant shall use a contractor reasonably approved by Landlord for such removal and repair. If Tenant fails to remove, restore and repair under this Section, then Landlord may remove such Alterations and perform such restoration and repair, and Tenant shall reimburse Landlord for costs and expenses incurred by Landlord in performing such removal, restoration and repair and in addition to all other remedies available to Landlord. If there are Alterations that are required to be removed by Tenant and have not been removed by Tenant by the expiration or earlier termination of the Lease, Landlord may require Tenant to hold-over possession of the Premises pursuant to Article 25 below until such time as Tenant vacates and has surrendered possession of the Premises in the condition required by this Lease. Subject to the foregoing provisions regarding removal, all Alterations shall be Landlord’s property and at the expiration of the Term or termination of this Lease shall remain, at Landlord’s sole election, on the Premises without compensation to Tenant.

10.7 Minor Alterations. Notwithstanding any provision in the foregoing to the contrary, Tenant may construct Minor Alterations in the Premises without Landlord’s prior written consent, but with prior notification to Landlord. Except to the extent inconsistent with this Section 10.7, Minor Alterations shall otherwise comply with the provisions of this Article 10. All references in this Lease to “Alterations” shall mean and include Minor Alterations, unless specified to the contrary.

10.8 Landlord’s Expenses. In connection with installing or removing Alterations, Tenant shall pay all reasonable and actual third party out-of-pocket fees and costs incurred by Landlord for review and approval of Tenant’s plans, specifications and working drawings, and an administration fee for Landlord’s oversight of any such construction, installation or removal of Alterations (in an amount not to exceed 1.5% of the cost thereof). Tenant shall pay the amount of all fees and costs owing pursuant to this Section 10.8 within thirty (30) days after receipt from Landlord of a statement or invoice therefor.

11. Liens. Except in the ordinary course of equipment financing liens that do not attach to the Premises, Building or Project, Tenant shall keep the Premises, the Building and the Project free from any liens arising out of any work performed or obligations incurred by or for, or materials furnished to, Tenant or any Tenant Parties pursuant to this Lease or otherwise. Landlord shall have the right to post and keep posted on the Premises any notices required by law or which Landlord may deem to be proper for the protection of Landlord, the Premises, the Building and the Project from such liens and to take any other action at the expense of Tenant that Landlord, in its commercially reasonable judgment, deems necessary or appropriate to prevent, remove or discharge such liens. In the event such lien is filed against the Premises, Building or Project, Tenant covenants and agrees to cause it to be immediately released and removed of record or “bonded over” by providing a surety bond reasonably satisfactory to Landlord in an amount equal to at least one hundred fifty percent (150%) of the amount of the contested lien claim or demand. If Tenant fails to post such bond or have such lien removed within ten (10) days of notice of such lien, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed additional Rent under this Lease and shall be due and payable by Tenant upon demand.

12. Damage or Destruction.

12.1 Obligation to Repair. Except as otherwise provided in this Article 12, if the Premises are damaged or destroyed by fire or other casualty, Landlord shall, as soon as reasonably practicable (but in no event more than sixty (60) days after such event), notify Tenant in writing (“Landlord’s Damage Notice”) of the estimated time, in Landlord’s reasonable judgment, required to repair such damage or destruction. If Landlord’s estimate of time is less than two hundred seventy (270) days after the date of damage or destruction, then (i) Landlord shall proceed with all due diligence to repair the Premises (excluding Tenant’s personal property, trade fixtures and any Tenant Improvements or Alterations installed by or on behalf of Tenant other than the Warm Up Work), and/or the portion of the Building or the Project necessary for Tenant’s use and occupancy of the Premises, to substantially the condition existing immediately before such damage or destruction, as permitted by and subject to then applicable Requirements; and (ii) this Lease shall remain in full force and effect. In all cases, to the extent such damage or destruction did not result from the negligence or willful act or omission of Tenant or other Tenant Parties, Base Rent shall abate for such part of the Premises rendered unusable by Tenant in the conduct of its business during the time such part is so unusable and not actually used by Tenant or any other Tenant Parties, in the proportion that the Rentable Area contained in the unusable part of the Premises bears to the total Rentable Area of the Premises.

12.2 Landlord’s Election. If Landlord determines that the necessary repairs cannot be completed within two hundred seventy (270) days after the date of damage or destruction, or if such damage or destruction arises from causes not covered by Landlord’s insurance policy then in force, Landlord may elect, in its sole and exclusive discretion, in its notice to Tenant pursuant to Section 12.1, to (i) terminate this Lease or (ii) repair the Premises (excluding Tenant’s personal property, trade fixtures and any Tenant Improvements or Alterations installed by or on behalf of Tenant other than the Warm Up Work) or the portion of the Building or the Project necessary for Tenant’s use and occupancy of the Premises pursuant to the applicable provisions of Section 12.1 above. If Landlord terminates this Lease, then this Lease shall terminate as of the date of occurrence of the damage or destruction.

12.3 Tenant’s Termination Option. If (i) Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, (ii) the damage is not the result of Tenant’s negligence or willful misconduct, (iii) the damage substantially interferes with Tenant’s access to or usage of the Premises and Tenant does not thereafter use the Premises, and (iv) Landlord’s restoration work cannot, in the reasonable opinion of Landlord’s licensed contractor, be substantially completed within two hundred seventy (270) days after the date of Landlord’s Damage Notice, then Tenant may elect to terminate this Lease by delivering written notice thereof to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s Damage Notice, which termination shall be effective as of the date which is ninety (90) days after the date such termination notice is delivered to Landlord.

12.4 Tenant Repairs. If the Lease is not terminated in accordance with Section 12.2 or 12.3 above, Tenant shall promptly repair all damage to all Tenant Improvements and all Alterations constructed by Tenant or on Tenant’s behalf, and shall pay the costs to repair all such Tenant Improvements constructed by Tenant or on Tenant’s behalf (including, without limitation, those improvements constructed pursuant to Exhibit C attached hereto) and any Alterations other than the Warm Up Work. Tenant shall also promptly replace or repair, at Tenant’s cost and expense, all of Tenant’s movable furniture, equipment, trade fixtures and other personal property in the Premises which Tenant shall be responsible for insuring during the Term of this Lease, as determined by Tenant.

12.5 Damage at End of Term. Notwithstanding anything to the contrary contained in this Article 12, if the Premises, or any other portion thereof or of the Building, are substantially damaged or destroyed by fire or other casualty within the last twelve (12) months of the Term (such that repairs and/or restoration work would take in excess of ninety (90) days) and Tenant has not timely exercised any remaining Extension Option, then Landlord shall have the right, in its sole discretion, to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such event. Such termination shall be effective on the date specified in Landlord’s notice to Tenant, but in no event earlier than thirty (30) days after the date of Landlord’s notice. In addition, if the Premises is destroyed or materially damaged during the last twelve (12) months of the Term such that restoration work cannot, in the reasonable opinion of Landlord’s licensed contractor, be substantially completed with ninety (90) days after the date of damage and such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s agents, employees or contractors, and Tenant has not already, timely exercised any remaining Extension Option, then Tenant shall have the option to terminate this Lease by giving written notice to Landlord of the exercise of such option within thirty (30) days after receipt of notice from Landlord as to the anticipated time necessary to substantially complete repairs thereto, in which event this Lease shall cease and terminate as of the date of such notice.

12.6 Deductible and Uninsured Casualty. Tenant shall pay to Landlord, as additional Rent, the commercially reasonable deductible amounts under the insurance policies obtained by Landlord and Tenant under this Lease if the proceeds are used to repair the Premises. However, if other portions of the Project are also damaged by said casualty and insurance proceeds are payable therefor, then Tenant shall only pay its proportionate share of the commercially reasonable deductible equal to the Tenant’s Percentage Share for the Project. If any portion of the Premises is damaged and is not fully covered by the aggregate of insurance proceeds received by Landlord and any applicable deductible, and Tenant does not voluntarily contribute any shortfall thereof, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within sixty (60) days after the date of notice to Tenant of such event, whereupon this Lease shall terminate ten (10) business days after Tenant’s receipt of such notice, and Tenant shall immediately vacate the Premises and surrender possession thereof to Landlord.

12.7 Waiver of Statutes. The respective rights and obligations of Landlord and Tenant in the event of any damage to or destruction of the Premises, or any other portion of the Building or the Project, are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Civil Code Sections 1932(2), 1933(4), 1941 and 1942 and any similar or successor laws and any other laws providing for the termination of a lease upon destruction of the leased property.

12.8 Meet and Confer. Notwithstanding any provision herein to the contrary, in the event Landlord elects to terminate the Lease pursuant to the provisions of this Section 12, Landlord and Tenant shall first promptly meet and confer to discuss the economic losses that will be suffered by Landlord as a result of the damage or destruction giving rise to Landlord’s election to terminate, and Landlord shall not unreasonably withhold its consent to withdraw Landlord’s election to terminate upon Tenant’s agreement (if Tenant so chooses) to financially offset such economic losses upon terms that are equitable and reasonably approved by Landlord and Tenant; provided, however, Tenant shall not have the right to cause Landlord to withdraw Landlord’s election to terminate the Lease as provided herein.

13. Eminent Domain.

13.1 Effect of Taking. Except as otherwise provided in this Article 13, if all or any part of the Premises is taken as a result of the exercise of the power of eminent domain or condemned for any public or quasi-public purpose, or if any transfer is made in avoidance of such exercise of the power of eminent domain (collectively, “taken” or a “taking”), this Lease shall terminate as to the part of the Premises so taken as of the effective date of such taking. On a taking of a portion of the Premises, Tenant shall have the right to terminate this Lease by notice to the Landlord within thirty (30) days after the effective date of such taking, if the portion of the Premises taken is of such extent and nature so as to materially impair Tenant’s business use of the balance of the Premises, as reasonably determined by Tenant. Such termination shall be operative as of the effective date of the taking. Landlord may also terminate this Lease on a taking of any other portion of the Project if Landlord reasonably determines that such taking is of such extent and nature as to render the operation of the remaining Project economically infeasible or to require a substantial reconstruction of such remaining portion. Landlord shall elect such termination by notice to Tenant given within thirty (30) days after the effective date of such taking, and such termination shall be operative as of the effective date of such taking. Upon a taking of the Premises which does not result in a termination of this Lease, the Base Rent shall thereafter be reduced as of the effective date of such taking in the proportion that the Rentable Area of the Premises so taken bears to the total Rentable Area of the Premises.

13.2 Condemnation Proceeds. Except as hereinafter provided, in the event of any taking, Landlord shall have the right to all compensation, damages, income, rent or awards made with respect thereto (collectively an “award”), including any award for the value of the leasehold estate created by this Lease. No award to Landlord shall be apportioned and, except for Tenant’s rights hereinafter specified, Tenant hereby assigns to Landlord any right of Tenant in any award made for any taking. Tenant may seek to recover, at its cost and expense, as a separate claim, any damages or awards payable on a taking of the Premises to compensate for the unamortized cost paid by Tenant for the alterations, additions or improvements, if any, made by Tenant during the initial improvement of the Premises pursuant to the Work Letter and for any Alterations, or for Tenant’s personal property taken, or for interference with or interruption of Tenant’s business (including goodwill), or for Tenant’s removal and relocation expenses.

13.3 Restoration of Premises. On a taking of the Premises which does not result in a termination of this Lease, Landlord and Tenant shall restore the Premises as nearly as possible to the condition they were in prior to the taking in accordance with the applicable provisions and allocation of responsibility for repair and restoration of the Premises on damage or destruction pursuant to Article 12 above, and both parties shall use any awards received by such party attributable to the Premises for such purpose.

13.4 Taking at End of Term. Notwithstanding anything to the contrary contained in this Article 13, if the Premises, or any other portion thereof or of the Building or the Project, are taken within the last twelve (12) months of the Term and Tenant has not timely exercised any remaining Extension Option, then Landlord or Tenant shall have the right, in its sole discretion, to terminate this Lease by notice to the other party given within ninety (90) days after the date of such taking. Such termination shall be effective on the date specified in such notice to the other party, but in no event later than the end of such ninety (90) day period.

13.5 Tenant Waiver. The rights and obligations of Landlord and Tenant on any taking of the Premises or any other portion of the Building or the Project are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Code of Civil Procedure Sections 1265.120 and 1265.130, or any similar or successor statute.

13.6 Meet and Confer. Notwithstanding any provision herein to the contrary, in the event Landlord elects to terminate the Lease pursuant to the provisions of this Section 13, Landlord and Tenant shall first promptly meet and confer to discuss the economic losses that will be suffered by Landlord as a result of the taking giving rise to Landlord’s election to terminate, and Landlord shall not unreasonably withhold its consent to withdraw Landlord’s election to terminate upon Tenant’s agreement (if Tenant so chooses) to financially offset such economic losses upon terms that are equitable and reasonably approved by Landlord and Tenant; provided, however, Tenant shall not have the right to cause Landlord to withdraw Landlord’s election to terminate the Lease as provided herein.

14. Insurance.

14.1 Liability Insurance. Tenant, at its cost and expense, shall procure and maintain, throughout the Term, the following insurance:

14.1.1 Commercial General Liability Insurance. Commercial general liability insurance naming the Landlord as an additional insured against any and all claims for bodily injury and property damage occurring in, or about the Premises arising out of Tenant’s use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Five Million Dollars ($5,000,000). Such general liability insurance shall be primary and non-contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease.

14.1.2 Tenant’s Workers’ Compensation and Employer Liability Coverage. Tenant shall maintain workers’ compensation insurance as required by law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

14.1.3 Tenant’s Property Insurance. Tenant shall maintain property insurance coverage, extended coverage and special extended coverage insurance for all office furniture, trade fixtures, office equipment, merchandise, and all other items of Tenant’s property in, on, at, or about the Premises and the Project. Such policy shall (i) be written on the broadest available “all risk” (special-causes-of-loss) policy form or an equivalent form acceptable to Landlord, (ii) include coverage for no less than the full replacement cost (new without deduction for depreciation) of the covered items and property, and (iii) include vandalism and malicious mischief coverage, sprinkler leakage coverage, and earthquake sprinkler leakage coverage.

14.1.4 Business Interruption, Loss of Income, and Extra Expense Coverage. Tenant shall maintain business interruption, loss of income, and extra expense insurance covering all direct or indirect loss of income and charges and costs incurred arising out of all perils, failures, or interruptions, including any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment), and the prevention of, or denial of use of or access to, all or part of the Premises or the Project, as a result of those perils, failures, or interruptions. The business interruption, loss of income, and extra expense coverage shall provide coverage for no less than twelve (12) months and shall be carried in amounts necessary to avoid any coinsurance penalty that could apply.

14.1.5 Other Tenant Insurance Coverage. Not more often than once every year and upon not less than thirty (30) days’ prior written notice, Landlord may require Tenant, at Tenant’s sole cost and expense, to procure and maintain other types of insurance coverage and/or increase the insurance limits set forth above if Landlord reasonably determines using commercially reasonable judgment such other insurance and/or increase is required to protect adequately the parties named as insureds or additional insureds under such insurance; provided such additional insurance is consistent with the amounts and types of insurance then being required by reasonably prudent landlords of comparable buildings in the vicinity of the Building or as otherwise required by Landlord’s lenders.

14.1.6 No Obligation to Insure for Certain Landlord Acts. Notwithstanding anything herein to the contrary, no policy of insurance that Tenant is obligated to maintain hereunder is required to provide coverage for the gross negligence or willful misconduct of Landlord.

14.2 Form of Policies. All insurance required by this Article 14 shall be issued on an occurrence basis by solvent companies qualified to do business in the State of California. Any insurance required under this Article 14 may be maintained under a “blanket policy”, insuring other parties and other locations, so long as the amount and coverage required to be provided hereunder is not thereby diminished. Notwithstanding the foregoing, Landlord shall have the right to self-insure against any of the risks required to be insured against under this Article 14. Tenant shall provide Landlord a copy of each policy of insurance or a certificate thereof certifying that the policies contain the provisions required hereunder. Tenant shall deliver such policies or certificates to Landlord within (30) days after the Lease Date, but in no event less than ten (10) business days prior to the Commencement Date or such earlier date as Tenant or other Tenant Parties first enter the Premises and, upon renewal, not less than ten (10) days after the expiration of such coverage. All evidence of insurance required under this Lease and provided to Landlord shall provide (i) with respect to Tenant’s liability insurance other than workers’ compensation insurance and employer’s liability insurance, that Landlord, Landlord’s managing agent and any other person requested by Landlord who has an insurable interest, is designated as an additional insured without limitation as to coverage afforded under such policy and with respect to Tenant’s property insurance, that Landlord and any other person requested by Landlord who has an insurable interest, is designated as a loss payee; (ii) for severability of interests or that the acts or omissions of one of the insureds or additional insureds shall not reduce or affect coverage available to any other insured or additional insured; (iii) that the insurer agrees to endeavor to notify all additional insured of any cancellation of the policy within ten (10) days of the effective date of such cancellation (and in all events, Tenant shall notify Landlord ten (10) days prior to any cancellation or non-renewal); and (iv) other than Tenant’s workers’ compensation insurance, employer’s liability insurance and business interruption insurance, that Tenant’s insurance is primary and noncontributing with any insurance carried by Landlord.

14.3 Vendors’ Insurance. In addition to any other provision in this Lease (including, without limitation, Article 10 above), Landlord may require Tenant’s vendors and contractors to carry such insurance as Landlord shall deem reasonably necessary.

15. Waiver of Subrogation Rights. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant, for themselves and their respective insurers, agree to and do hereby release each other of and from any and all claims, demands, actions and causes of action that each may have or claim to have against the other for injuries sustained by employees or loss or damage to property, both real and personal, notwithstanding that any such injuries sustained by employees or loss or damage may be due to or result from the negligence of either of the parties hereto or their respective employees or agents to the extent such loss is covered by any insurance policy maintained or required to be maintained by either party under this Lease. Each party shall, to the extent such insurance endorsement is lawfully available at commercially reasonable rates, obtain or cause to be obtained, for the benefit of the other party, a waiver of any right of subrogation which the insurer of such party may acquire against the other party by virtue of the payment of any such loss covered by such insurance.

16. Tenant’s Waiver of Liability and Indemnification.

16.1 Waiver and Release. Except to the extent due to the gross negligence or willful misconduct of Landlord, Landlord shall not be liable to Tenant or other Tenant Parties (through third party beneficiary claims made by such Tenant Parties), and Tenant waives and releases Landlord and Landlord’s managing agent from, all claims for loss or damage to any property or injury, illness or death of any person in, upon or about the Premises and/or any other portion of the Building (including claims caused in whole or in part by the act, omission, or neglect of other tenants, contractors, licensees, invitees or other occupants of the Building or their agents or employees). The waiver and release contained in this Section 16.1 extends to the officers, directors, shareholders, members, partners, employees, agents and representatives of Landlord.

16.2 Indemnification of Landlord. Tenant shall indemnify, defend, protect and hold Landlord harmless of and from any and all losses, liens, liabilities, claims, demands, judgments, causes of action, damages, injuries, penalties, costs and expenses arising out of or in connection with (i) the making of any alterations, additions or other improvements made by or on behalf of Tenant during the initial improvement of the Premises pursuant to the Work Letter or any Alterations, or (ii) injury to or death of persons or damage to property occurring or resulting directly or indirectly from: (A) the use or occupancy of, or the conduct of business in, the Premises by Tenant, any other of the Tenant Parties, or Tenant’s subtenants or any of their respective officers, directors, employees, agents, contractors, invitees or licensees; (B) any other occurrence or condition in or on the Premises; and (C) acts, neglect or omissions of Tenant or other Tenant Parties, in or about any portion of the Project, (iii) Tenant’s failure in any respect to comply with its obligations set forth in Section 7.6.2, except to the extent such failure is the direct result of Landlord’s refusal to consent to Alterations required to achieve such compliance (provided, however, Landlord’s refusal to consent to a component of Alterations that are not required to achieve compliance with Tenant’s obligations in Section 7.6.2 shall not alleviate Tenant of its indemnity obligation set forth in this Section 16.2(iii)), (iv) the use, operation and/or maintenance of the Generator Equipment or any portion thereof, except with respect to Landlord’s obligations as set forth in Section 9.4, (v) Tenant’s failure to comply with Section 11, (vi) Tenant’s failure to timely vacate the Premises and surrender to Landlord exclusive possession thereof upon the expiration or earlier termination of the Lease, and/or (vii) the removal of vehicles from the Parking Facility by Tenant or any Tenant Party. Tenant’s indemnity obligation includes reasonable attorneys’ fees and costs, investigation costs and all other reasonable costs and expenses incurred by Landlord. If Landlord reasonably disapproves the legal counsel proposed by Tenant for the defense of any claim indemnified against hereunder, Landlord shall have the right to appoint its own legal counsel, the reasonable fees, costs and expenses of which shall be included as part of Tenant’s indemnity obligation hereunder. The indemnification contained in this Section 16.2 shall extend to the officers, directors, shareholders, partners, employees, agents and representatives (but not contractors) of Landlord and shall survive the expiration or earlier termination of this Lease. Notwithstanding the provisions of this Section 16.2 above to the contrary, Tenant’s indemnity of Landlord shall not apply to: (a) any claims to the extent resulting from the gross negligence or willful misconduct of Landlord and not insured or required to be insured by Tenant (based on the types and amounts of insurance required of Tenant pursuant to Section 14) under this Lease (collectively, the “Excluded Claims”); or (b) any loss of or damage to Landlord’s property to the extent Landlord has waived such loss or damage pursuant to Section 15. In addition, Landlord shall indemnify, defend, protect and hold Tenant harmless from all such Excluded Claims, except for (1) any loss or damage to Tenant’s property to the extent Tenant has waived such loss or damage pursuant to Section 15, and (2) any lost profits, loss of business or other consequential damages.

17. Assignment and Subletting.

17.1 Compliance Required. Tenant shall not, directly or indirectly, voluntary or by operation of law, sell, assign or otherwise transfer this Lease, or any interest herein (collectively, “assign” or “assignment”), or sublet the Premises, or any part thereof, or permit the occupancy of the Premises by any person other than Tenant (collectively, “sublease” or “subletting”, the assignee or sublessee under an assignment or sublease being referred to as a “transferee”), without Landlord’s prior consent given or withheld in accordance with the express standards and conditions of this Article 17 and compliance with the other provisions of this Article 17. Any assignment or subletting made in violation of this Article 17 shall be void. As used herein, an “assignment” includes any sale or other transfer (such as by consolidation, merger or reorganization) of a majority of the voting stock of Tenant, if Tenant is a corporation, or any sale or other transfer of a majority of the beneficial interest in Tenant, if Tenant is any other form of entity. Tenant acknowledges that the limitations on assignment and subletting contained in this Article 17 are expressly authorized by California Civil Code Section 1995.010 et seq., and are fully enforceable.

17.2 Request by Tenant; Landlord Response. If Tenant desires to effect an assignment or sublease, Tenant shall submit to Landlord a request for consent together with the identity of the parties to the transaction, the nature of the transferee’s proposed business use for the Premises, the proposed documentation for and terms of the transaction, and all other information reasonably requested by Landlord concerning the proposed transaction and the parties involved therein, including certified financial information, credit reports, the business background and references regarding the transferee, and an opportunity to meet and meeting the transferee. Within twenty (20) days after the later of such meeting or the receipt of all such information required by Landlord, or within thirty (30) days after the date of Tenant’s request to Landlord if Landlord does not request additional information or an meeting, Landlord shall have the right, by notice to Tenant, to: (i) consent to the assignment or sublease, subject to the terms of this Article 17; or (ii) decline to consent to the assignment or sublease.

17.3 Conditions for Landlord Approval. Landlord shall not unreasonably withhold its consent to a proposed subletting or assignment by Tenant. Without limiting the grounds on which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Tenant agrees that Landlord would be acting reasonably in withholding its consent in the following instances: (i) if Tenant is then in default under this Lease beyond any applicable notice and cure period; (ii) if the transferee is a governmental or quasi-governmental agency, foreign or domestic; (iii) if the transferee is an existing tenant in the Project; (iv) if, in Landlord’s sole judgment, the transferee’s business, use and/or occupancy of the Premises would (A) violate any of the terms of this Lease or the lease of any other tenant in the Project, or (B) not be comparable to and compatible with the types of use by other tenants in the Project, (C) fall within any category of use for which Landlord would not then lease space in the Project under its leasing guidelines and policies then in effect, or (D) results in an material increase in density per floor than typical of a Project of this nature or requires a material increase in services by Landlord; (v) if the financial condition of the transferee does not meet the requirements applied by Landlord for other tenants in the Project under leases with comparable terms, or in Landlord’s sole judgment the business reputation of the transferee is not consistent with that of other tenants of the Project; or (vi) in the case of a sublease, the rent payable by the subtenant is over fifteen percent (15%) less than the then prevailing rate being charged by Landlord for the lease of comparable space in the Project. If Landlord consents to an assignment or sublease, the terms of such assignment or sublease transaction shall not be modified without Landlord’s prior written consent pursuant to this Article 17. Landlord’s consent to an assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. Notwithstanding the provisions of this Section 17.3, Tenant may sublease a portion of the Premises to an existing tenant at the Project so long as Landlord does not then have comparable vacant space in a reasonably comparable size available to lease to such existing tenant.

17.4 Costs and Expenses. As a condition to the effectiveness of any assignment or subletting under this Article 17, Tenant shall pay to Landlord a processing fee of five hundred dollars ($500.00) plus all reasonable out-of-pocket costs and expenses, including attorneys’ fees and disbursements, incurred by Landlord in evaluating Tenant’s requests for assignment or sublease, whether or not Landlord consents to an assignment or sublease. Tenant shall pay the processing fee with Tenant’s request for Landlord’s consent under Section 17.2.

17.5 Payment of Excess Rent and Other Consideration. Tenant shall also pay to Landlord, promptly upon Tenant’s receipt thereof, fifty percent (50%) of any and all rent, sums or other consideration, howsoever denominated, realized by Tenant in connection with any assignment or sublease transaction in excess of the Base Rent and Escalation Rent payable hereunder (prorated to reflect the Rent allocable to the portion of the Premises if a sublease), after first deducting, (i) in the case of an assignment, reasonable real estate commissions and attorneys’ fees and expenses paid by Tenant in connection with such assignment, any free rent, moving expenses or other monetary concessions offered to the assignee, and the reasonable hard and soft cost of any or all Alterations made to the Premises at Tenant’s cost when building out the initial Tenant Improvements in the Premises and to otherwise effect the assignment, (ii) in the case of a sublease, reasonable real estate commissions and attorneys’ fees and expenses paid by Tenant in connection with such sublease, any free rent, moving expenses or other monetary concessions offered to the sublessee, and the reasonable hard and soft cost of any or all Alterations made to the Premises at Tenant’s cost when building out the initial Tenant Improvements in the Premises and to otherwise effect the sublease.

17.6 Assumption of Obligations; Further Restrictions on Subletting. Each assignee shall, concurrently with any assignment, assume all obligations of Tenant under this Lease. Each sublease shall be in a form reasonably approved by Landlord and shall be made subject to this Lease and all of the terms, covenants and conditions contained herein; and the surrender of this Lease by Tenant, or a mutual cancellation thereof, or the termination of this Lease in accordance with its terms, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or operate as an assignment to Landlord of any or all such subleases. No sublessee (other than Landlord) shall have the further right to sublet. Any assignment by a sublessee of its sublease shall be subject to Landlord’s prior consent in the same manner as a sublease by Tenant. No sublease, once consented to by Landlord, shall be modified without Landlord’s prior consent. No assignment or sublease shall be binding on Landlord unless the transferee delivers to Landlord a fully executed counterpart of the assignment or sublease which contains the assumption by the assignee, or recognition by the sublessee, of the provisions of this Section 17.6, in form and substance satisfactory to Landlord, but the failure or refusal of a transferee to deliver such instrument shall not release or discharge such transferee from the provisions and obligations of this Section 17.6, but such failure shall constitute a default by Tenant under this Lease.

17.7 No Release. No assignment or sublease shall release Tenant from its obligations under this Lease, whether arising before or after the assignment or sublease. The acceptance of Rent by Landlord from any other person shall not be deemed a waiver by Landlord of any provision of this Article 17. On a default by any assignee of Tenant in the performance of any of the terms, covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of commencing or exhausting remedies against such assignee. No consent by Landlord to any further assignments or sublettings of this Lease, or any modification, amendment or termination of this Lease, or extension, waiver or modification of payment or any other obligations under this Lease, or any other action by Landlord with respect to any assignee or sublessee, or the insolvency, or bankruptcy or default of any such assignee or sublessee, shall affect the continuing liability of Tenant for its obligations under this Lease and Tenant waives any defense arising out of or based thereon, including any suretyship defense of exoneration. Landlord shall have no obligation to notify Tenant or obtain Tenant’s consent with respect to any of the foregoing matters.

17.8 No Encumbrance. Notwithstanding anything to the contrary contained in this Article 17, Tenant shall have no right to encumber, pledge, hypothecate or otherwise transfer this Lease, or any of Tenant’s interest or rights hereunder, as security for any obligation or liability of Tenant.

17.9 Permitted Transfers. Notwithstanding anything to the contrary contained in this Section 17, so long as Tenant delivers to Landlord (i) at least fifteen (15) business days prior written notice of its intention to assign or sublease the Premises to any Permitted Transferee, which notice shall set forth the name of the Permitted Transferee, (ii) a copy of the proposed agreement pursuant to which such assignment or sublease shall be effectuated, and (iii) such other information concerning the Permitted Transferee as Landlord may reasonably require, including without limitation, information regarding any change in the proposed use of any portion of the Premises and any financial information with respect to such Permitted Transferee, and so long as (a) any change in the proposed use of the subject portion of the Premises is in conformance with the uses permitted to be made under this Lease and do not involve the use or storage of any Hazardous Materials except otherwise reasonably approved by Landlord in writing, and (b) if the Permitted

Transferee is not a Related Entity, the Permitted Transferee has a tangible net worth and net income, in the aggregate, computed in accordance with standard commercial real estate accounting practices (but excluding goodwill as an asset), which is equal to or greater than Tenant as of the date of this Lease, then Tenant may assign this Lease or sublease any portion of the Premises (1) to any Related Entity, or (2) in connection with any merger, consolidation or sale of substantially all of the assets of Tenant, or Tenant’s affiliates, without having to obtain the prior written consent of Landlord thereto (each such transfer shall be referred to herein as a “Permitted Transfer” and each transferee pursuant to a Permitted Transfer shall be referred to herein as a “Permitted Transferee”). Any Permitted Transfer shall in no way relieve Tenant of any liability Tenant may have under this Lease and such assignee or sublessee shall be jointly and severally liable with Tenant hereunder. For purposes of this Section 17, the term “Related Entity” shall mean any entity controlled by, under control with, or in control of Tenant. The term “control” as used in the immediately preceding sentence shall mean having direct ownership of fifty percent (50%) or more of the ownership interests of an entity and having the ability to direct the management and policies of such entity.

18. Rules and Regulations. Tenant shall observe and comply, and shall cause the other Tenant Parties to observe and comply, with the Rules and Regulations of the Building, copies of which are attached to this Lease as Exhibit F, and, after notice thereof, with all modifications and additions thereto from time to time promulgated in writing by Landlord which do not materially increase Tenant’s obligations under the Lease, materially decrease Tenant’s rights under the Lease, or materially impair Tenant’s ability to utilize the Premises as a first class cGMP antibody manufacturing facility. Landlord shall not be responsible to Tenant or other Tenant Parties for noncompliance with any Rules and Regulations of the Building by any other tenant, sublessee, employee, agent, contractor, licensee, invitee or other occupant of the Building.

19. Entry of Premises by Landlord.

19.1 Right to Enter. Upon not less than one (1) business day’s notice to Tenant (except in emergencies or in order to provide regularly scheduled or other routine Building standard services or additional services requested by Tenant, or post notices of nonresponsibility or other notices permitted or required by law when no such notice shall be required) Landlord and its authorized agents, employees, and contractors may enter the Premises at reasonable hours to (and accompanied by Tenant if not in an emergency situation): (i) inspect the same; (ii) determine Tenant’s compliance with its obligations hereunder; (iii) exhibit the same to prospective purchasers, lenders or tenants (with respect to prospective tenants, only during the last 12 months of the Term); (iv) supply any services to be provided by Landlord hereunder; (v) post notices of nonresponsibility or other notices permitted or required by law; (vi) make repairs, improvements or alterations, or perform maintenance in or to, the Premises or any other portion of the Building, including Building systems; and (vii) perform such other functions as Landlord deems reasonably necessary or desirable. Landlord may also grant access to the Premises to government or utility representatives and bring and use on or about the Premises such equipment as reasonably necessary to accomplish the purposes of Landlord’s entry. Landlord shall use reasonable good faith efforts to effect all entries and perform all work hereunder in such manner as to minimize, to the extent practical, interference with Tenant’s use and occupancy of the Premises. Notwithstanding any provision herein to the contrary, in all cases where Landlord requires or is granted access to the Premises, while within the Premises and except in the event of an emergency, Landlord and its authorized agents, employees, and contractors, shall at all times comply with Tenant’s security policies and all standard operating procedures for the Premises.

19.2 Tenant Waiver of Claims. Tenant acknowledges that Landlord, in connection with Landlord’s activities under this Article 19, may, among other things, erect scaffolding or other necessary structures in the Premises and/or the Project, limit or eliminate access to portions of the Project (other than the Premises), including portions of the common areas, or perform work in the Premises and/or the Project, which work may create noise, dust, vibration, odors or leave debris in the Premises and/or the Project, Landlord shall use commercially reasonable efforts to abate any such dust and debris. Without limiting the generality of Section 16.1 above, Tenant waives any claim for damages for any inconvenience to or interference with Tenant’s business, or any loss of occupancy or quiet enjoyment of the Premises, or any other loss, occasioned by any entry effected or work performed under this Article 19, and Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry or performance of such work. No entry to the Premises by Landlord or anyone acting under Landlord shall constitute a forcible or unlawful entry into, or a detainer of, the Premises or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof; provided, however, Landlord shall use commercially reasonable efforts to minimize any unreasonable interference with Tenant’s use and occupancy of the Premises as a result of any entry by Landlord permitted under this Article 19. Prior to knowingly causing any interference with Tenant’s business or access at the Premises, Landlord shall meet and confer with Tenant to develop a reasonably agreeable plan to ameliorate any such interference, which may include, reasonably scheduling Landlord’s activities during any Tenant planned shutdown of operations at the Premises.

20. Default and Remedies.

20.1 Events of Default. The occurrence of any of the following events shall constitute a default by Tenant under this Lease:

a. Nonpayment of Rent; Letter of Credit. Failure to pay any Rent when due, or failure to deposit a replacement Letter of Credit or renew an expiring Letter of Credit or provide a substitute Letter of Credit or otherwise comply with the obligations regarding the Letter of Credit as described below within the time periods specified therein.

b. Unpermitted Assignment. An assignment or sublease made in contravention of any of the provisions of Article 17 above.

c. Abandonment. Abandonment of the Premises for a continuous period in excess of ten (10) business days. For purposes hereof, “abandonment” means (i) (a) cessation by Tenant of the conduct of its business in the Premises or (b) removal from the Premises of all or substantially all of the personal property, equipment and furnishings used by Tenant in its business in the Premises, and (ii) Tenant’s failure to secure and maintain the Premises in accordance with this Lease.

d. Other Obligations. Failure to perform or fulfill any other obligation, covenant, condition or agreement under this Lease.

e. Bankruptcy and Insolvency. A general assignment by Tenant for the benefit of creditors, any action or proceeding commenced by Tenant under any insolvency or bankruptcy act or under any other statute or regulation for protection from creditors, or any such action commenced against Tenant and not discharged within thirty (30) days after the date of commencement; the employment or appointment of a receiver or trustee to take possession of all or substantially all of Tenant’s assets or the Premises; the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) days after the levy thereof; the admission by Tenant in writing of its inability to pay its debts as they become due; or the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any such proceeding against Tenant, such proceeding is not dismissed. For purposes of this Section 20.1(e), “Tenant” means Tenant and any partner of Tenant, if Tenant is a partnership, or any person or entity comprising Tenant, if Tenant is comprised of more than one person or entity, or any guarantor of Tenant’s obligations, or any of them, under this Lease.

f. Failure to deliver the documents required to be delivered by Tenant under Articles 21, 23 and/or 31 within the applicable time period set forth in such Articles.

20.2 Notice to Tenant. Upon the occurrence of any default, Landlord shall give Tenant notice thereof. Such notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by California Code of Civil Procedure Section 1161 or any similar or successor statute; and giving of such notice in the manner required by Article 28 shall replace and satisfy any service-of-notice procedures set forth in any statute, including those required by California Code of Civil Procedure Section 1162 or any similar or successor statute. If a time period is specified below for cure of such default, then Tenant may cure such default within such time period, and if timely cured, such non-performance shall not constitute a “default”. To the fullest extent allowed by law, Tenant hereby waives any right under law now or hereinafter enacted to any other time period for cure of default.

a. Nonpayment of Rent. For failure to pay Rent within five (5) days after notice of such default from Landlord to Tenant; provided, however, that following the second such notice in any calendar year, no additional notice shall be required and a default shall automatically have occurred upon any failure by Tenant to pay any when due; or

b. Other Obligations. For failure to perform any obligation, covenant, condition or agreement under this Lease (other than nonpayment of Rent, an assignment or subletting in violation of Article 17 or Tenant’s abandonment of the Premises or any other failure specified in Sections 20.1(b), (c) and (e) above) within thirty (30) days after Landlord’s notice or, if the failure is of a nature requiring more than thirty (30) days to cure, then an additional sixty (60) days after the expiration of such thirty (30) day period, but only if Tenant commences said cure within such thirty (30) day period and thereafter diligently pursues such cure to completion within such additional sixty (60) day period.

c. SNDA, Estoppels, LOCs, and Financials. For failure to deliver the documents required to be delivered by Tenant under Articles 21, 23 and/or 31, or failure to deposit a replacement Letter of Credit or renew an expiring Letter of Credit or provide a substitute Letter of Credit or otherwise comply with the obligations regarding the Letter of Credit as described below, within the applicable time period set forth in the Lease and within five (5) business days after delivery of Landlord’s further notice to Tenant of such default.

d. No Cure Period. No cure period shall apply for any other event of default specified in Section 20.1(b), (c) or (e).

20.3 Remedies Upon Occurrence of Default. On the occurrence of a default which Tenant fails to cure after notice and expiration of the time period for cure, if any, specified in Section 20.2 above, Landlord shall have the right either (i) to terminate this Lease and recover possession of the Premises, or (ii) to continue this Lease in effect and enforce all Landlord’s rights and remedies under California Civil Code Section 1951.4 (by which Landlord may recover Rent as it becomes due, subject to Tenant’s right to assign pursuant to Article 17). Landlord may store any property of Tenant located in the Premises at Tenant’s expense or otherwise dispose of such property in the manner provided by law. In addition to the foregoing, if, at any time, Tenant is in default of any term, condition or provision of this Lease and Landlord terminates the Lease during the initial Term based on such default, any express or implicit waiver by Landlord of Tenant’s requirement to pay Abated Base Rent shall be null and void and Tenant shall immediately pay to Landlord all Abated Base Rent so expressly or implicitly waived by Landlord in accordance with the Basic Lease Information. If Landlord does not terminate this Lease, Tenant shall in addition to continuing to pay all Rent when due, also pay Landlord’s costs of attempting to relet the Premises, any repairs and alterations necessary to prepare the Premises for such reletting, and brokerage commissions and attorneys’ fees incurred in connection therewith, less the rents, if any, actually received from such reletting. Notwithstanding Landlord’s election to continue this Lease in effect, Landlord may at any time thereafter terminate this Lease pursuant to this Section 20.3.

20.4 Damages Upon Termination. If and when Landlord terminates this Lease pursuant to Section 20.3, Landlord may exercise all its rights and remedies available under California Civil Code Section 1951.2, including the right to recover from Tenant the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided. As used herein and in Civil Code Section 1951.2, “time of award” means either the date upon which Tenant pays to Landlord the amount recoverable by Landlord, or the date of entry of any determination, order or judgment of any court or other legally constituted body determining the amount recoverable, whichever occurs first.

20.5 Computation of Certain Rent for Purposes of Default. For purposes of computing unpaid Rent pursuant to Section 20.4 above, Escalation Rent for the balance of the Term shall be determined by averaging the amount paid by Tenant as Escalation Rent for the calendar year prior to the year in which the default occurred, increasing such average amount for each calendar year (or portion thereof) remaining in the balance of the Term at a per annum compounded rate equal to the mean average rate of increase for the preceding five (5) calendar years in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index (All Urban Consumers, All Items, 1982-1984 = 100) for the Metropolitan Area of which San

Francisco, California, is a part, and adding together the resulting amounts. If such Index is discontinued or revised, such computation shall be made by reference to the index designated as the successor or substitute index by the United States Department of Labor, Bureau of Labor Statistics, or its successor agency, and if none is designated, by a comparable index as determined by Landlord in its sole discretion, which would likely achieve a comparable result to that achieved by the use of the Consumer Price Index. If the base year of the Consumer Price Index is changed, then the conversion factor specified by the Bureau, or successor agency, shall be utilized to determine the Consumer Price Index.

20.6 Landlord’s Right to Cure Defaults. If Tenant fails to pay Rent (other than Base Rent and Escalation Rent) required to be paid by it hereunder, or fails to perform any other obligation under this Lease, and Tenant fails to cure such default within the applicable cure period, if any, specified in Section 20.2 above, then Landlord may, without waiving any of Landlord’s rights in connection therewith or releasing Tenant from any of its obligations or such default, make any such payment or perform such other obligation on behalf of Tenant. All payments so made by Landlord, and all costs and expenses incurred by Landlord to perform such obligations, shall be due and payable by Tenant as Rent immediately upon receipt of Landlord’s demand therefor.

20.7 Waiver of Forfeiture. Tenant hereby waives California Code of Civil Procedure Section 1179, California Civil Code Section 3275, and all such similar and/or successor laws now or hereinafter enacted which would entitle Tenant to seek relief against forfeiture in connection with any termination of this Lease.

20.8 Remedies Cumulative. The rights and remedies of Landlord under this Lease are cumulative and in addition to, and not in lieu of, any other rights and remedies available to Landlord at law or in equity. Landlord’s pursuit of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other right or remedy.

21. Subordination, Attornment and Nondisturbance.

21.1 Subordination. This Lease is subject and subordinate to all present and future ground or underlying leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases and the non-disturbance of Tenant’s leasehold estate. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

21.2 Existing Agreement. Tenant hereby acknowledges that as of the date on which Landlord and Tenant execute this Lease there is a deed of trust encumbering, and in force against, the Project in favor of the lender(s) set forth on Exhibit E attached hereto (the “Current Lender”). Simultaneously with Tenant’s execution of this Lease, Tenant shall sign, notarize and deliver a subordination, non-disturbance and attornment agreement in the form of Exhibit G attached hereto (“SNDA”) and Landlord shall promptly counter-sign the same and shall use commercially reasonable efforts to cause the Current Lender to counter-sign the same within sixty (60) days of the mutual execution of this Lease. If Landlord at any time during the Lease Term causes the Project to be encumbered by a new deed of trust or mortgage pursuant to which the beneficiary of such deed of trust or mortgage is a party or entity other than the Current Lender, and/or if any party which acquires, or otherwise succeeds to, Landlord’s interest in the Project (including, without limitation, any ground lessee) encumbers or places a lien against the Project with a mortgage, deed of trust or similar security instrument and the beneficiary thereof requires this Lease to be subordinated to such encumbrance or lien, Landlord or the successor of Landlord will use commercially reasonable efforts to provide to Tenant a commercially reasonable subordination, non-disturbance and attornment agreement in form reasonably acceptable to Landlord or such successor of Landlord, the subject beneficiary and Tenant. If said SNDA is required and agreed upon by the aforesaid parties, Landlord or the successor of Landlord, the subject beneficiary and Tenant shall cause any such subordination, non-disturbance and attornment agreement to be executed, acknowledged and recorded concurrently with, or as soon as practicable after, the execution and recordation of any such lien, deed of trust or mortgage. In addition to the foregoing, if Landlord enters into a ground lease with regard to the Project and such ground lessee requires this Lease to be subordinated to such ground lease, the ground lessee and ground lessor will use commercially reasonable efforts to provide to Tenant a subordination, non-disturbance and attornment agreement in a commercially reasonable form reasonably acceptable to such ground lessee, ground lessor, any beneficiary of ground lessee, and to Tenant. Notwithstanding the foregoing, Landlord shall not be in default under this Lease and shall have no liability to Tenant whatsoever if Landlord is unable to obtain and deliver to Tenant a subordination, non-disturbance and attornment agreement executed by the Current Lender or any subsequent lender, beneficiary under deed of trust or ground lessor. Should Tenant have any requested changes to the SNDA attached to the initial draft of this Lease, Tenant covenants and agrees to pay all fees, costs and expenses incurred by Landlord in connection with the negotiation or issuance of the SNDA.

22. Sale or Transfer by Landlord; Lease Non-Recourse.

22.1 Release of Landlord on Transfer. Landlord may at any time transfer, in whole or in part, its right, title and interest under this Lease and in the Building and the Project, or any portion thereof. If the original Landlord hereunder, or any successor to such original Landlord, transfers (by sale, assignment or otherwise) its right, title or interest in the Building, all liabilities and obligations of the original Landlord or such successor under this Lease accruing from and after such transfer shall terminate, the original Landlord or such successor shall automatically be released from such liabilities and obligations, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant shall attorn to each such new owner.

22.2 Lease Nonrecourse to Landlord. Landlord shall in no event be personally liable under this Lease, and Tenant shall look solely to Landlord’s interest in the Project, for recovery of any damages for breach of this Lease by Landlord or on any judgment in connection therewith. None of the persons or entities comprising or representing Landlord (whether partners, members, shareholders, officers, directors, trustees, employees, beneficiaries, agents or otherwise) shall ever be personally liable under this Lease or liable for any such damages or judgment and Tenant shall have no right to effect any levy of execution against any assets of such persons or entities on account of any such liability or judgment. Any lien obtained by Tenant to enforce any such judgment, and any levy of execution thereon, shall be subject and subordinate to all encumbrances as specified in Article 21 above.

23. Estoppel Certificate.

23.1 Procedure and Content. From time to time, and within ten (10) days after written notice by Landlord, Tenant shall execute, acknowledge, and deliver to Landlord a commercially reasonable certificate certifying: (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and identifying each modification); (ii) the Commencement Date and Expiration Date; (iii) that Tenant has accepted the Premises (or the reasons Tenant has not accepted the Premises), and if Landlord has agreed to make any alterations or improvements to the Premises, that Landlord has properly completed such alterations or improvements (or the reasons why Landlord has not done so); (iv) the amount of the Base Rent and current Escalation Rent, if any, and the date to which such Rent has been paid; (v) that to Tenant’s actual knowledge, Tenant has not committed any event of default, except as to any events of default specified in the certificate, and whether there are, to Tenant’s actual knowledge, any existing defenses against the enforcement of Tenant’s obligations under this Lease; (vi) that to Tenant’s actual knowledge, no default of Landlord is claimed by Tenant, except as to any defaults specified in the certificate; and (vii) such other factual matters as may be reasonably requested by Landlord.

23.2 Effect of Certificate. Any such certificate may be relied upon by any prospective purchaser or encumbrancer of any part or interest in the Building or the Project or any encumbrancer (as defined in Section 21.1) and, at Landlord’s request, Tenant shall deliver such certificate to Landlord and/or to any such entity and shall agree to such notice and cure provisions and such other matters as such entity may reasonably require. In addition, at Landlord’s request, Tenant shall provide to Landlord for delivery to any such entity such information, including financial information that may reasonably be requested by any such entity. Any such certificate shall constitute a waiver by Tenant of any claims Tenant may have in contravention to the information contained in such certificate and Tenant shall be estopped from asserting any such claim. If Tenant fails or refuses to give a certificate hereunder within the time period herein specified, then the information contained in such certificate as submitted by Landlord shall conclusively be deemed correct for all purposes and binding upon Tenant, but such failure or refusal shall be an immediate default by Tenant without the necessity of delivering any further notice to Tenant.

24. No Light, Air, or View Easement. Nothing contained in this Lease shall be deemed, either expressly or by implication, to create any easement for light and air or access to any view. Any diminution or shutting off of light, air or view to or from the Premises by any structure which now exists or which may hereafter be erected, whether by Landlord or any other person, shall in no way affect this Lease or Tenant’s obligations hereunder, entitle Tenant to any reduction of Rent, or impose any liability on Landlord. Further, under no circumstances at any time during the Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Project in any way impose any liability upon Landlord or in any way reduce or diminish Tenant’s obligations under this Lease.

25. Holding Over. No holding over by Tenant shall operate to extend the Term. If Tenant remains in possession of the Premises after expiration or termination of this Lease, unless otherwise agreed by Landlord in writing, then (i) Tenant shall become a tenant at sufferance upon all the applicable terms and conditions of this Lease, except that Base Rent shall be increased to equal 150% of the Base Rent then in effect; and (ii) such holding over by Tenant shall constitute an immediate default by Tenant.

26. Security Deposit. Upon execution of this Lease, Tenant shall pay to Landlord the amount of the security deposit set forth in the Basic Lease Information as the “Security Deposit” under this Lease. The Security Deposit shall be held by Landlord as security for the performance by Tenant of all its obligations under this Lease. If Tenant fails to pay any Rent due hereunder, or otherwise commits a default with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any such Rent or for the payment of any other amounts expended or incurred by Landlord by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may incur thereby. Tenant waives (a) California Civil Code Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”), and (b) any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding anything to the contrary herein, the Security Deposit may be retained and applied by Landlord (1) to offset rent or additional rent which is unpaid either before or after termination of this Lease; (2) against other damages suffered by Landlord before or after termination of this Lease or to otherwise restore the Premises to a clean and safe condition, reasonable wear and tear excepted; and (3) those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant, whether arising before or after. Exercise by Landlord of its rights hereunder shall not constitute a waiver of, or relieve Tenant from any liability for, any default. If all or any portion of the Security Deposit is used or applied by Landlord for such purposes, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full amount. If Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not been used or applied by Landlord as permitted herein, shall be returned, without interest, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest under this Lease) within thirty (30) days after the later of (i) the date of expiration or earlier termination of this Lease, or (ii) vacation of the Premises by Tenant if the Premises has been left in the condition specified by this Lease. Upon termination of the original Landlord’s (or any successor owner’s) interest in the Premises, the original Landlord (or such successor) shall be released from further liability with respect to the Security Deposit upon the original Landlord’s (or such successor’s) delivery of Security Deposit to the successor landlord and compliance with California Civil Code Section 1950.7(d), or successor statute.

27. Waiver. Failure of Landlord to declare a default by Tenant upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare such default at any time after its occurrence. To be effective, a waiver of any provision of this Lease, or any default, shall be in writing and signed by the waiving party. Any waiver hereunder shall not be deemed a waiver of subsequent performance of any such provision or subsequent defaults. The subsequent acceptance of Rent hereunder, or endorsement of any check by Landlord, shall not be deemed to constitute an accord and satisfaction or a waiver of any preceding default by Tenant, except as to the particular Rent so accepted, regardless of Landlord’s knowledge of the preceding default at the time of acceptance of the Rent. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Premises by Landlord before the Expiration Date shall constitute a waiver of any provision of this Lease or of any default, or operate as a surrender of this Lease.

28. Notices and Consents; Tenant’s Agent for Service. All notices required under this Lease and other information concerning this Lease (“Communications”) shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier. In addition, the Landlord may, in its sole discretion, send such Communications to the Tenant electronically, or permit the Tenant to send such Communications to the Landlord electronically, in the manner described in this Section. Such Communications sent by personal delivery, mail or overnight courier will be sent to the addresses on the signature page of this Lease, or to such other addresses as the Landlord and the Tenant may specify from time to time in writing. Communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered or when delivery is refused. Such Communications may be sent electronically by the Landlord to the Tenant (i) by transmitting the Communication to the electronic address provided by the Tenant or to such other electronic address as the Tenant may specify from time to time in writing, or (ii) by posting the Communication on a website and sending the Tenant a notice to the Tenant’s postal address or electronic address telling the Tenant that the Communication has been posted, its location, and providing instructions on how to view it, providing a summary with sufficient detail to inform Tenant of the nature and purpose of the Communication. Communications sent electronically to the Tenant will be effective when the Communication, or a notice advising of its posting to a website, is sent to the Tenant’s electronic address. Such Communications may be sent electronically to the Landlord by the Tenant by transmitting the Communication to an electronic address specified by the Landlord for the express purpose of receiving such Communications. Communications sent electronically to the Landlord will be effective when the Communication is sent to the Landlord’s electronic address. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable period of time to cure such default (but in no event less than sixty (60) days following receipt of such notice) prior to Tenant’s exercising any remedy available to Tenant.

29. Tenant’s Authority. Tenant, and each of the persons executing this Lease on behalf of Tenant, represent and warrant that (i) Tenant is a duly formed, authorized and existing limited liability company, corporation, partnership or trust (as the case may be), (ii) Tenant is qualified to do business in California, (iii) Tenant has the full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (iv) each person signing on behalf of Tenant is authorized to do so. Tenant shall deliver to Landlord, upon Landlord’s request, such certificates, resolutions, or other written assurances authorizing Tenant’s execution and delivery of this Lease, as reasonably requested by Landlord from time to time or at any time in order for Landlord to assess Tenant’s then authority and/or ability to meet its obligations under this Lease.

30. Automobile Parking.

30.1 Tenant’s Appurtenant Parking Rights. Subject to the terms and conditions contained in this Article 30, Landlord shall make available to Tenant, 24 hours a day and 7 days a week, the number of parking spaces identified in the Basic Lease Information as the number of “Minimum Spaces”, which spaces shall be located in such parking areas located within the Project or the Covered Parking Area, as designated by Landlord. Such parking areas currently include the uncovered surface lot behind the Building (where parking is available 24 hours per day, seven days per week) or on the ground floor of the Covered Parking Area located across Christie Avenue (where parking is available only from 8:00 a.m. to 5:00 p.m. Monday through Friday, excluding holidays); the uncovered surface lot and the Covered Parking Area are collectively referred to herein as the “Parking Facility”. Tenant shall at all times provide to Landlord, upon Landlord’s request, a list of all of the vehicle makes, colors and license plate numbers of all vehicles of Tenant’s employees. Tenant’s use of the parking spaces to be made available to Tenant shall be on a non-exclusive basis in common with other tenants in the Project; and parking in such spaces shall be on a first-come-first-served, unassigned, non-reserved basis; provided, however, six (6) of the Minimum Spaces shall be reserved visitor parking in the area shown on Exhibit A-1 attached hereto (“Visitor Parking”). The parking spaces to be made available to Tenant shall be in locations designated by Landlord (other than Visitor Parking, which shall be fixed during the Term in the locations set forth in Exhibit A-1); and Landlord reserves the right to designate different locations from time to time within the Parking Facility without any liability to Tenant and Tenant agrees that any such designation of a different location shall not give rise to any claims or offset against Landlord hereunder. Without limiting the generality of the foregoing, Landlord may restrict certain portions of the Parking Facility for the exclusive use of one or more tenants of the Project (and their employees and agents) and may designate other areas in the Parking Facility to be used at large only by licensees, customers and invitees of tenants of the Project; and Landlord may in its sole and absolute discretion restrict or prohibit the use of the Parking Facility by any vehicles other than passenger automobiles such as full-sized vans or trucks. Notwithstanding the foregoing, Landlord shall not exercise any of the foregoing rights in a manner which would permanently reduce the total number of parking spaces available to Tenant on a non-exclusive basis to a number less than the Minimum Spaces. Tenant shall not permit any vehicles belonging to Tenant or any of Tenant’s subtenants or any of their respective employees, agents, customers, contractors or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. In its use of the Parking Facilities Tenant shall comply (and shall cause each of the other Tenant Parties to comply) with any and all parking regulations and rules reasonably established from time to time by Landlord or Landlord’s parking operator provided such rules do not materially increase Tenant’s obligations under the Lease or materially decrease Tenant’s rights under the Lease. Landlord or Landlord’s parking operator shall have the right to cause to be removed any vehicles of Tenant or of any other Tenant Parties that are parked in violation of any of the provisions of this Article 30 or of the regulations and rules then established by Landlord, and to charge all of the costs incurred by Landlord in connection with such removal to Tenant and Tenant shall pay the amount of all such costs to Landlord as additional rent within fifteen (15) days after receipt of written demand from Landlord. Any such removal shall be without liability of any kind to Landlord or Landlord’s parking operator or their respective employees or agents.

30.2 Parking Fee. During the Term (as may be extended), Landlord shall impose no charge on Tenant for use of the Parking Facility.

30.3 Allocation of Risk. Landlord shall have no obligation to monitor the use of the Parking Facility. The use of the Parking Facility by the employees of Tenant and its subtenants shall be at the sole risk of Tenant, its subtenants and their respective employees. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees, or contractors, Landlord shall have no responsibility or liability for any injury or damage to any person or property by or as a result of the use of the Parking Facility by Tenant and its subtenants and their respective employees, whether by theft, collision, criminal activity, or otherwise; and Tenant hereby assumes, for itself, its subtenants and their respective employees (without the obligation to indemnify Landlord), all risks associated with any such occurrences in or about the Parking Facility.

30.4 No Assignment or Subletting of Parking. The parking rights provided to Tenant hereunder shall be personal to Tenant and shall not be assigned, sublet or used by any other entity without Landlord’s prior written consent, except in connection with an approved assignment or subletting of or under the Lease.

31. Tenant to Furnish Financial Information. Tenant shall deliver to Landlord, within ten (10) days of Landlord’s written request, detailed financial information regarding Tenant and Tenant’s operation upon the Premises. Such information shall include income statements, balance sheets and other supporting statements or schedules as may be customarily prepared by Tenant in the operation of its business. Landlord agrees that so long as Tenant is not in default under this Lease beyond any applicable notice and cure period, said financial information shall be requested no more frequently than one (1) time in any twelve (12) month period. Tenant’s failure to deliver its financial information in accordance with this paragraph shall constitute a default under this Lease. Notwithstanding the foregoing to the contrary, so long as Tenant’s common stock is publicly traded on a nationwide stock exchange domiciled in the United States, then the provisions of this Article 31 shall be inapplicable.

32. Credit Support.

32.1 [Intentionally Omitted].

32.2 Letter of Credit. Concurrent with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord an original Letter of Credit (“Letter of Credit”) in the amount of the Letter of Credit Amount set forth in the Basic Lease Information and meeting the requirements set forth in Rider 1 attached hereto and made a part hereof. Tenant hereby acknowledges that Landlord would not enter into this Lease without Tenant’s delivery of the Letter of Credit as required herein.

33. Back-Up Generator. Landlord and Tenant acknowledge and agree that during the Term of this Lease, Tenant shall be permitted to use two (2) existing emergency generators and related appurtenances (collectively, the “Generator Equipment”), such Generator Equipment are located (and shall remain located) within an enclosed equipment area (the “Equipment Area”) as shown on Exhibit A attached hereto:

33.1 Tenant acknowledges and agrees it has had an opportunity to inspect the Generator Equipment and accepts the Generator Equipment on an “AS-IS, WITH ALL FAULTS” basis, without recourse, representation or warranty of any kind or nature, express or implied, including without limitation, habitability, merchantability or fitness for a particular purpose.

33.2 Tenant shall operate the Generator Equipment subject to all of the terms of this Lease (including, without limitation, Section 16, of this Lease). Tenant’s right to use the Generator Equipment shall be only to the extent permitted by the City of Emeryville and all agencies and governmental authorities having jurisdiction thereof. Tenant shall, at its sole cost and expense, obtain all licenses and permits necessary to operate the Generator Equipment.

33.3 No additional Base Rent shall be paid by Tenant for use of the Generator Equipment; provided, Tenant shall be solely responsible to pay for all utilities, including without limitation electricity, used in connection with the Generator Equipment.

33.4 Tenant shall promptly repair any damage, reasonable wear and tear excepted, to the Equipment Area, the Building and the Project caused by Tenant or the use, operation, repair, maintenance, or alteration of the Generator Equipment. Landlord shall promptly repair any damage to the Equipment Area, the Building and the Project caused by Landlord’s replacement of the Generator Equipment, if replaced by Landlord.

33.5 Tenant may not assign, lease, rent, sublet or otherwise transfer any of its interest in the Equipment Area or the Generator Equipment except to a Permitted Transferee or together with the remainder of all of the Premises as more particularly set forth in Section 17 of this Lease.

33.6 Each of the other provisions of this Lease shall be applicable to the Equipment Area and the use of the Generator Equipment by Tenant, including without limitation, Sections 11, 12, 13, 14 and 16 of this Lease.

33.7 Anything to the contrary contained herein notwithstanding, if, during the Term, as such Term may be extended, Landlord, in its reasonable judgment, believes that the Generator Equipment poses a human health or environmental hazard that cannot be remediated or has not been remediated within ten (10) days after Tenant has been notified thereof, then Tenant shall immediately cease all operation of the Generator Equipment; provided that, subject to all Requirements and Landlord’s approval as to the location, Tenant may install a temporary backup generator during such period. To the best of Tenant’s knowledge, Tenant represents to Landlord that the use of the Generator Equipment will not pose a human health or environmental hazard.

33.8 Tenant shall be responsible for insuring the Generator Equipment pursuant to Section 14 of the Lease and, except to the extent expressly provided otherwise in this Lease, Landlord shall have no responsibility therefor. In addition, except to the extent set forth in Section 9.4, Tenant shall, at its sole cost and expense, be responsible, at its sole cost (except to the extent otherwise expressly provided herein to the contrary) to keep and maintain the Generator Equipment in good condition and repair, promptly making all necessary repairs and replacements, whether ordinary or extraordinary, in accordance with the applicable provisions of Section 10 hereof, and to the reasonable satisfaction of Landlord including, but not limited to, repairing any damage (and replacing any property so damaged) caused by Tenant or any of the other Tenant Parties. Tenant’s repair responsibilities shall include the requirement that Tenant keep in full force and effect, during the Term of this Lease, a contract for preventative maintenance meeting, at a minimum, the manufacturer’s recommended standards of service.

33.9 If requested by Landlord, Tenant shall obtain for the benefit of Landlord a separate policy of environmental insurance to provide coverage against any and all damage to property or injury or death to persons as a result of the Generator Equipment, and Tenant shall provide written evidence of such coverage within ten (10) days after request by Landlord.

33.10 Tenant shall maintain all reports, inventory and other records, test results, permits and all other data and information required under applicable law for the installation, use and operation of the Generator Equipment, and upon request of Landlord, shall provide a copy of all such reports, records, test results and other information without cost or expense to Landlord.

33.11 Landlord hereby approves Tenant’s using and keeping reasonable quantities of any fuel needed for the operation of the Generator Equipment in the Equipment Area so long as any such fuel is used, stored, handled and disposed of in compliance with all applicable law.

34. OFAC Compliance.

34.1 Representations and Warranties. Tenant represents and warrants that (i) Tenant and each person or entity owning an interest in Tenant is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (iii) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (iv) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (v) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

34.2 Covenants. Tenant covenants and agrees (i) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (ii) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (iii) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (iv) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

34.3 Effect of Inclusion on List. Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.

34.4 Provision of Names. Tenant will provide to Landlord the names of the persons holding an ownership interest in Tenant, if required by and subject to Presidential Executive Order 13224 (issued September 24, 2001); provided however, that if Tenant’s common stock is publicly traded on a nationwide stock exchange domiciled in the United States, then the provisions of this Section 34.4 shall be inapplicable.

35. Miscellaneous.

35.1 No Joint Venture. This Lease does not create any partnership or joint venture or similar relationship between Landlord and Tenant.

35.2 Successors and Assigns. Subject to the provisions of Article 17 regarding assignment, all of the provisions, terms, covenants and conditions contained in this Lease shall bind, and inure to the benefit of, the parties and their respective successors and assigns.

35.3 Construction and Interpretation. The words “Landlord” and “Tenant” include the plural as well as the singular. If there is more than one person or entity comprising Tenant, the obligations under this Lease imposed on Tenant are joint and several. References to a party or parties refers to Landlord or Tenant, or both, as the context may require. The captions preceding the Articles, Sections and subsections of this Lease are inserted solely for convenience of reference and shall have no effect upon, and shall be disregarded in connection with, the construction and interpretation of this Lease. Use in this Lease of the words “including”, “such as”, or words of similar import when following a general matter, shall not be construed to limit such matter to the enumerated items or matters whether or not language of nonlimitation (such as “without limitation”) is used with reference thereto. All provisions of this Lease have been negotiated at arm’s length between the parties and after advice by counsel and other representatives chosen by each party and the parties are fully informed with respect thereto. Therefore, this Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof, or by reason of the status of the parties as Landlord or Tenant, and the provisions of this Lease and the Exhibits hereto shall be construed as a whole according to their common meaning in order to effectuate the intent of the parties under the terms of this Lease.

35.4 Severability. If any provision of this Lease, or the application thereof to any person or circumstance, is determined to be illegal, invalid or unenforceable, the remainder of this Lease, or its application to persons or circumstances other than those as to which it is illegal, invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under the circumstances, or would frustrate the purposes of this Lease.

35.5 Entire Agreement; Amendments. This Lease, together with the Exhibits hereto and any Addenda identified on the Basic Lease Information, contains all the representations and the entire agreement between the parties with respect to the subject matter hereof and any prior negotiations, correspondence, memoranda, agreements, representations or warranties are replaced in total by this Lease, the Exhibits hereto and such Addenda. Neither Landlord nor Landlord’s agents have made any warranties or representations with respect to the Premises or any other portion of the Building, except as expressly set forth in this Lease. This Lease may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to this Lease, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.

35.6 Governing Law. This Lease is governed by federal law, including without limitation the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 et seq.) and, to the extent that state law applies, the laws of the State of California without regard to its conflicts of law rules.

35.7 Litigation Expenses. In any arbitration, quasi-judicial or administrative proceeding, or in any action in any court of competent jurisdiction, brought by either party to enforce any covenant or any of such party’s rights or remedies under this Lease, including any action for declaratory relief, or any action to collect any payments required under this Lease or for unlawful detainer or to quiet title against the other party, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs, expenses and disbursements in connection with such action or proceeding, including the costs of reasonable investigation, preparation and professional or expert consultation, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party. In addition, Tenant shall pay the attorneys’ fees and all other costs, expenses and disbursements Landlord incurs in enforcing a bona fide violation of this Lease where an action or proceeding is not brought, or in enforcing, defending, or interpreting this Lease or otherwise protecting Landlord’s rights in any voluntary or involuntary bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation, or reorganization proceeding involving Tenant or this Lease, including, but not limited to, all motions and proceedings regarding or related to relief from the automatic stay, lease assumption or rejection, lease designation, use of cash collateral, claim objections, and disclosure statements and plans of reorganization.

35.8 Standards of Performance and Approvals. Unless otherwise provided in this Lease, (i) each party shall act in a reasonable manner in exercising or undertaking its rights, duties and obligations under this Lease and (ii) whenever approval, consent or satisfaction (collectively, an “approval”) is required of a party pursuant to this Lease or an Exhibit hereto, such approval shall not be unreasonably withheld or delayed. The parties have set forth in this Lease their entire understanding with respect to the terms, covenants, conditions and standards pursuant to which their obligations are to be judged and their performance measured, including the provisions of Article 17 with respect to assignments and sublettings.

35.9 Brokers. Landlord shall pay to Landlord’s Broker and Tenant’s Broker, if any as specified in the Basic Lease Information of this Lease, a commission in connection with such Brokers’ negotiation of this Lease pursuant to a separate written agreement between Landlord and Landlord’s Broker. Other than such Brokers, Landlord and Tenant each represent and warrant to the other that no broker, agent, or finder has procured or was involved in the negotiation of this Lease and no such broker, agent or finder is or may be entitled to a commission or compensation in connection with this Lease. Landlord and Tenant shall each indemnify, defend, protect and hold the other harmless from and against any and all liability, loss, damages, claims, costs and expenses (including reasonable attorneys’ fees) resulting from claims that may be asserted against the indemnified party in breach of the foregoing warranty and representation.

35.10 Quiet Enjoyment. Upon paying the Rent and performing all its obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord, subject, however, to the provisions of this Lease and any encumbrances as specified in Article 21.

35.11 Surrender of Premises. Upon the Expiration Date or earlier termination of this Lease, Tenant shall quietly and peacefully surrender the Premises to Landlord in the condition specified in Article 9 above. On or before the Expiration Date or earlier termination of this Lease, Tenant shall remove all of its personal property from the Premises and repair at its cost and expense all damage to the Premises or Building caused by such removal. In addition, Tenant, at its cost and expense, shall remove all cable and data lines (collectively, “Lines”) and associated equipment installed by or for Tenant that are located within the Premises or anywhere in the Project, including, without limitation, the Building plenum, risers and all conduits, in compliance with the National Electrical Code and Tenant shall repair all damage to the Project caused by such removal as follows: (i) in the case of the expiration of the Term, Tenant shall remove such Lines and repair such damage on or before the Expiration Date, unless Landlord notifies Tenant, at least thirty (30) days prior to the Expiration Date, that such Lines shall be surrendered with the Premises; and (ii) in the case of the earlier termination of this Lease, Tenant shall remove such Lines and repair such damage promptly after receipt of a notice from Landlord requiring such removal and repair and prior to the effective date of such early termination. Any Lines not required to be removed pursuant to this Section shall become the property of Landlord (without payment by Landlord), and shall be surrendered in good condition and working order, lien free, and properly labeled with an identification system reasonably approved by Landlord. All personal property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may, without any liability to Tenant for loss or damage thereto or loss of use thereof, store such property in Tenant’s name at Tenant’s expense and/or dispose of the same in any manner permitted by law.

35.12 Tenant’s Signs. Subject to the approval of all applicable governmental authorities and Landlord, and compliance with all applicable Requirements, all recorded covenants, conditions and restrictions affecting the Building and/or the Project, and the terms of this Section 35.12, Tenant shall have the right to install, at Tenant’s cost, a sign displaying Tenant’s name and logo, but no other markings, on the exterior of the Building in a location reasonably approved by Landlord (the “Building Exterior Sign”). Tenant shall pay for all costs and expenses related to the Building Exterior Sign, including, without limitation, costs of the construction, installation, maintenance, insurance, utilities, repair and replacement thereof. Tenant shall maintain the Building Exterior Sign in compliance with all Requirements and subject to the applicable provisions of Articles 9 and 10 above.

35.12.1 Transferability. The rights to the Building Exterior Sign are personal to the original Tenant executing this Lease (the “Original Tenant”) and may not be transferred by the Original Tenant or used by anyone else other than an assignee of the entire Premises approved by Landlord pursuant to Article 17, or any Permitted Transferee. In addition, following the Commencement Date, Tenant shall only have such rights to the Building Exterior Sign when such tenants have is in actual and physical possession of at least fifty percent (50%) of the Building; provided, however, in no event shall Landlord permit more than one Building Exterior Sign on the Building.

35.12.2 Insurance/Maintenance/Removal. Tenant shall be responsible, at its sole cost and expense, for (i) maintaining insurance on the Building Exterior Sign as part of the insurance required to be carried by Tenant pursuant to Article 14 above, and (ii) the repair, maintenance and replacement, in first-class order and condition, of the Building Exterior Sign. Should Tenant fail to perform such maintenance, repairs and/or replacement, Landlord may, but need not, perform such maintenance, repairs and/or replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other out-of-pocket costs or expenses arising from Landlord’s involvement with such maintenance, repairs and/or replacements forthwith upon being billed for same. Upon the expiration or earlier termination of this Lease (or prior to such expiration or earlier termination, upon Tenant’s loss of its rights to the Building Exterior Sign pursuant to Section 35.12.1 above), Tenant shall, at Tenant’s sole cost and expense, cause to be removed the Building Exterior Sign, and Tenant shall repair all damage occasioned thereby and restore the portion of the Building and the Project where the Building Exterior Sign was located to its original condition prior to the installation thereof. If Tenant fails to timely remove the Building Exterior Sign and repair and restore the Building and/or the Project as provided in the immediately preceding sentence, Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of invoice therefor including interest at the rate of 8% per annum. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

35.13 Name of Building; Address. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises. Tenant shall, in connection with all correspondence, mail or deliveries made to or from the Premises, use the official Building address specified from time to time by Landlord.

35.14 Counterparts; Electronic Signatures. This Lease may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Agreement and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if an a paper original of this Agreement had been delivered had been signed using a handwritten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Agreement is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Agreement based on the foregoing forms of signature. If this Agreement has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

35.15 Lease Deemed Jointly Drafted. This Lease is deemed to have been drafted jointly by Landlord and Tenant and, in the event of a dispute, shall not be construed in favor of or against any party by reason of the extent of such party’s contribution to the drafting of this Lease.

35.16 Legal Advice. Tenant represents and warrants that, prior to executing this Lease, Tenant had the opportunity to seek independent legal advice from an attorney with regard to the advisability of executing this Lease.

35.17 Exhibits. The Exhibits and Riders specified in the Basic Lease Information are by this reference made a part hereof.

35.18 Time of the Essence. Time is of the essence of this Lease and of the performance of each of the provisions contained in this Lease.

35.19 Energy and Environmental Initiatives. Landlord and Tenant acknowledge and agree that Landlord is committed to employing sustainable operating and maintenance practices for the Building. Tenant shall reasonably cooperate with Landlord in any programs in which Landlord is required to participate under Requirements relating to the Building and/or Project’s (i) energy efficiency, management and conservation; (ii) water conservation and management; (iii) environmental standards and efficiency; (iv) recycling and reduction programs; and/or (v) safety. All carbon tax credits and similar credits, offsets and deductions are the sole and exclusive property of Landlord.

Tenant affirms its support of these practices, and agrees to cooperate with Landlord by implementing reasonable conservation practices. Periodically, Landlord may offer additional examples, guidance and practices related to energy conservation measures, which Tenant agrees to consider for implementation.

Notwithstanding anything herein to the contrary, Tenant shall not be restricted from operating its business in the fashion and manner which it deems appropriate for itself. Should any specific practice(s) proposed by Landlord be deemed to be inconsistent with Tenant’s business operations, Tenant shall so advise Landlord in writing as its reason for declining to implement such specific practice(s).

///signature page follows///

IN WITNESS WHEREOF, the parties have executed this Lease as of the Lease Date.

LANDLORD:

BAY CENTER INVESTOR LLC,
a Delaware limited liability company

By:	Harvest Bay Center Investors, LLC,
a Delaware limited liability company,
Managing Member

	By:	/s/ Thomas M. Wagner
Printed Name: Thomas M. Wagner
	Title:	Vice President

By:	Bay Center, LLC,
a Delaware limited liability company,
its Co-Managing Member

	By:	Bay Center REIT, LLC,
a Delaware limited liability company,
its sole member

		By:	Principal Enhanced Property Fund, L.P.,
a Delaware limited partnership,
its managing member

			By:	Principal Enhanced Property Fund GP, LLC,
a Delaware limited liability company,
its general partner

				By:	Principal Real Estate Investors, LLC,
a Delaware limited liability company,
its sole member

					By	/s/ Mike Benson
					Name:	Mike Benson
					Title:	Managing Director

					By	/s/ Jeff Uittenbogaard
					Name:	Jeff Uittenbogaard
					Title:	Managing Director

//signatures continued on next page///

TENANT:

AGENUS INC., a Delaware corporation,

By: /s/ Garo H. Armen
Printed Name: Garo H. Armen
Title: Chairman & CEO

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